UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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American National Insurance Company
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AMERICAN NATIONAL INSURANCE COMPANY

One Moody Plaza

Galveston, Texas 77550

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To Be Held April 26, 2013

In Galveston, Texas

Notice is hereby given that the Annual Meeting of Stockholders of AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (the “Company”), will be held in the Mary Moody Northen Auditorium of the American National Insurance Company Building, Second Floor, One Moody Plaza, Galveston, Texas, at 10:00 a.m. local time on April 26, 2013 for the following purposes:

1.	The election of a Board of nine (9) directors of the Company;

2.	Ratification of the appointment of KPMG LLP as auditors for 2013; and

3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only holders of common stock of the Company of record at the close of business on March 1, 2013 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Your broker is not permitted to vote on your behalf on the election of directors or any other matters to be considered at the stockholders’ meeting (except ratification of the selection of KPMG LLP as auditors for 2013), unless you provide specific instructions. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholders’ meeting.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS PROMPTLY AS POSSIBLE. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors

J. Mark Flippin, Secretary

April 1, 2013

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders’ Meeting to Be Held on April 26, 2013:

Our proxy materials relating to our 2013 Annual Meeting (notice, proxy statement, proxy and 2012 Annual Report) are available at the following website: https://materials.proxyvote.com/028591. This information as well as similar information relating to all of our future Annual Meetings will also be available by calling 1-888-252-0177 or by email at investorrelations@anico.com. We have elected to deliver a full set of proxy materials to all of our stockholders entitled to notice of and to vote at the annual meeting, and distribution will begin on or about April 1, 2013.

For the date, time and location of the 2013 Annual Meeting and the matters to be voted upon at the 2013 Annual Meeting, please see the “Notice of Annual Stockholders’ Meeting” above. For the Board’s recommendation regarding those matters, please refer to the accompanying proxy statement. For information on how to obtain directions to attend the meeting and vote in person, please contact Investor Relations at 1-888-252-0177 or by email at investorrelations@anico.com.

AMERICAN NATIONAL INSURANCE COMPANY

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held April 26, 2013

in the Mary Moody Northen Auditorium

on the Second Floor of the

American National Insurance Company Building

One Moody Plaza

Galveston, Texas 77550

INTRODUCTION

The Board of Directors of AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (sometimes referred to in this proxy statement as the “Company,” “American National,” or as “we,” “us” and “our”), is soliciting your proxy for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. local time, on April 26, 2013 (the “Annual Meeting”), and at any adjournment thereof. At such meeting, the stockholders will consider and vote upon the items set forth in the attached Notice of Annual Stockholders’ Meeting. These proxy materials will be available over the Internet.

INFORMATION CONCERNING PROXY

All shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions shown thereon. If no contrary instructions are given, such proxies will be voted FOR the election as directors of the Company of each of the director nominees named under Proposal 1 and FOR the approval of KPMG LLP as auditors for 2013. The Board of Directors does not know of any other matters to be acted upon at the Annual Meeting. As to any other matter of business that may properly be brought before the Annual Meeting, the enclosed proxy also confers discretionary authority upon the persons named therein to vote the shares represented by such proxy in accordance with their best judgment.

Any stockholder giving a proxy may revoke it by notice in writing addressed to the Secretary of the Company at One Moody Plaza, Galveston, Texas 77550, or by a proxy bearing a later date and properly signed, which may be delivered personally or by mail to the Secretary of the Company prior to the taking of a vote at the Annual Meeting. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to give the Secretary of the Company notice of such stockholder’s intention to vote in person, in which event the proxy will not be used.

All costs of preparing, assembling and distributing the proxy materials and the cost of solicitation will be paid by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries, for costs incurred in forwarding soliciting materials to their beneficial owners. The Company has retained Broadridge Financial Solutions, Inc., Edgewood, New York, to distribute proxies. The aggregate cost of these services is not expected to exceed $32,000. The Company may also retain other firms or individuals to assist with the solicitation of proxies.

VOTING SECURITIES

As of the close of business on March 1, 2013, which has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 26,893,412 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) issued and outstanding and entitled to vote at the meeting. There were no other classes of shares issued and outstanding. A list of stockholders eligible to vote may be examined during business hours at the office of the Company’s Secretary, Eighth Floor, American National Insurance Company Building, One Moody Plaza, Galveston, Texas, during the ten day period immediately prior to the meeting, and it will also be available at the meeting.

Each share of Common Stock entitles the holder to one vote in the determination of all matters to be brought before the meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, and abstentions will be counted for the purpose of determining the number of votes cast on a given proposal. However, broker non-votes will not be considered present at the Annual Meeting for such proposals and thus will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated. Any shares for which a broker or nominee does not have discretionary voting authority under applicable NASDAQ Stock Market, LLC (“NASDAQ”) rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes. Votes cast at the Annual Meeting will be counted by the independent inspector(s) of election appointed by the Company.

The required vote for each of the proposals expected to be acted upon at the Annual Meeting is as follows:

Proposal 1 – Election of Directors. The affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote is required to elect each nominee for director. Abstentions with respect to any director nominee have the effect of a vote against such nominee.

Please note that NASDAQ rules do not give brokers discretionary authority to vote on the election of directors. This means that your broker, bank, or other nominee cannot vote your shares unless you provide it with voting instructions. Therefore, if you hold shares of our Common Stock in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on the election of directors.

Proposal 2 – Ratification of the appointment of KPMG LLP as auditors for 2013. The appointment of KPMG LLP as the Company’s auditors for 2013 will be ratified by the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote. Abstentions will have the same effect as voting against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 1, 2013, except as otherwise noted, concerning each person or group known to own more than five percent of the outstanding shares of our Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
THE MOODY FOUNDATION(1) 2302 Postoffice Street, Suite 704 Galveston, Texas 77550	6,157,822	22.90%

LIBBIE SHEARN MOODY TRUST(2) c/o Moody National Bank Trust Division, Trustee 2302 Postoffice Street Galveston, Texas 77550	9,949,585	37.00%

MOODY NATIONAL BANK TRUST DIVISION (as trustee or agent of the Libbie Shearn Moody Trust and other accounts)(3) 2302 Postoffice Street Galveston, Texas 77550	12,097,507	44.98%

DONALD SMITH & CO., INC.(4) 152 West 57th Street New York, New York 10019	1,609,843	5.99%

(1)

The Moody Foundation is a charitable trust classified as a private foundation established in 1942 by W. L. Moody, Jr., and his wife, Libbie Shearn Moody, for charitable and educational purposes. Its Trustees are Robert L. Moody, Sr., our Chairman of the Board and Chief Executive Officer, and two of his children, Frances A. Moody-Dahlberg, who is one of our directors, and Ross Rankin Moody.

(2)

The Libbie Shearn Moody Trust is a split-interest trust with both charitable and non-charitable beneficiaries. It was established in 1943 and funded by a residuary bequest under the Will of Libbie Shearn Moody. Moody National Bank is the Trustee of the Libbie Shearn Moody Trust and, as such, has voting power with respect to the shares of our Common Stock owned by the trust.

(3)

The beneficial ownership shown includes the shares of our Common Stock owned by the Libbie Shearn Moody Trust. Management has been advised that, in addition to acting as Trustee of and voting the Common Stock owned by the Libbie Shearn Moody Trust, the Moody National Bank Trust Division also acts as (i) trustee for and votes the 1,155,000 shares of our Common Stock owned by the W.L. Moody, Jr. Trust for Grandchildren (“Trust 19”) (see “Security Ownership of Directors and Executive Officers” for additional information regarding Trust 19); (ii) agent for and votes 896,678 shares of our Common Stock held pursuant to an Agency and Investment Services Agreement for the benefit of The Moody Endowment, a non-profit corporation; and (iii) trustee or agent for and votes the 96,244 shares of our Common Stock owned by other trust, agency and custodian accounts. Accordingly, the Moody National Bank Trust Division, as trustee, agent or custodian, votes an aggregate of 12,097,507 shares, which constitutes 44.98% of our outstanding shares.

Management has been advised that Moody Bank Holding Company, Inc. (“MBHC”), which is wholly-owned by Moody Bancshares, Inc. (“Bancshares”), owns approximately 97.8% of the common stock of Moody National Bank. Management has further been advised that the Three R Trusts, trusts created by Robert L. Moody, Sr. for the benefit of his children (two of whom, Russell S. Moody and Frances A. Moody-Dahlberg, are among our directors, and one of whom, Robert L. Moody, Jr., is an advisory director), own 100% of Bancshares’ Class B Stock (which elects a majority of Bancshares’ directors) and 51.3% of Bancshares’ Class A Stock. Accordingly, the Three R Trusts, through ownership of Bancshares, control Moody National Bank. The Trustee of the Three R Trusts is Irwin M. Herz, Jr., one of our advisory directors, and a partner in Greer, Herz & Adams, L.L.P., One Moody Plaza, 18th Floor, Galveston, Texas, General Counsel to us and counsel to Moody National Bank, Bancshares and MBHC. Robert L. Moody, Sr. is Chairman of the Board, Chief Executive Officer and a director of Moody National Bank, Bancshares and MBHC.

The beneficial ownership information shown for the Moody National Bank Trust Division is based on information contained in an amended Schedule 13G filed jointly on February 13, 2013 by the Moody National Bank Trust Division, Bancshares, MBHC, Three R Trusts, and Irwin M. Herz, Jr. (the “Amended 13G”). According to the Amended 13G, as of December 31, 2012, the Moody National Bank Trust Division, Bancshares and MBHC have shared voting power with respect to 12,097,507 shares of our Common Stock and shared investment power with respect to 17,869 shares of our Common Stock; the Three R Trusts and Irwin M. Herz, Jr. have shared voting power with respect to 12,107,057 shares of our Common Stock and shared investment power with respect to 27,419 shares of our Common Stock; and Irwin M. Herz, Jr. has sole voting power with respect to 17,502 shares of our Common Stock and sole investment power with respect to 13,502 shares of our Common Stock. According to the Amended 13G, Bancshares, MBHC, Three R Trusts and Irwin M. Herz, Jr. disclaim beneficial ownership with respect to the shares of our Common Stock beneficially owned by the Moody National Bank Trust Division. In addition, Irwin M. Herz, Jr. disclaims beneficial ownership with respect to the 9,550 shares of our Common Stock beneficially owned by the Three R Trusts. The principal address of the Libbie Shearn Moody Trust, the Moody National Bank Trust Division, Bancshares and MBHC is as shown in the table above. The principal address of the Three R Trusts is 2302 Postoffice, Suite 702, Galveston, Texas 77550, and the principal address of Irwin M. Herz, Jr. is One Moody Plaza, 18th Floor, Galveston, Texas 77550.

(4)

The beneficial ownership information shown for Donald Smith & Co., Inc., an investment advisor, is based on information contained in a Schedule 13G filed jointly on February 13, 2013 by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P., which states that each such entity has sole investment power with respect to 1,609,843 shares of our Common Stock as of December 31, 2012. Further, according to such Schedule 13G and as of such date, Donald Smith & Co., Inc. has sole voting power with respect to 1,143,038 shares of our Common Stock, and Donald Smith Long/Short Equities Fund, L.P. has sole voting power with respect to 6,596 shares of our Common Stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The information contained in the following table is given with respect to the ownership of our Common Stock as of the close of business on March 1, 2013 by each of our directors, each of the executive officers named in the Summary Compensation Table, and for our directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Arthur O. Dummer	5,677 (2) Direct	*
	1,751 (3) Indirect	*
Dr. Shelby M. Elliott	6,113 (2) Direct	*
Frances A. Moody-Dahlberg(4)	7,187 (5) Direct	*
	6,157,822 (6) Indirect	22.90%
Robert L. Moody, Sr.(4)(7)	519,833 (8) Direct	1.93%
	557,025 (9)(10) Indirect	2.07%
	6,157,822 (6) Indirect	22.90%
Russell S. Moody(4)	8,562 (5) Direct	*
William L. Moody IV(4)(7)	98,990 (5) Direct	*
James E. Pozzi	12,564 (11) Direct	*
Frank P. Williamson	7,467 (2) Direct	*
James D. Yarbrough	8,750 (5) Direct	*
G. Richard Ferdinandtsen	73,164 (12) Direct	*
David A. Behrens	4,906 Direct	*
John J. Dunn, Jr.	816 Direct	*
Gregory V. Ostergren	2,564 Direct 500 (13) Indirect	* *
All Directors(14) and Executive Officers as a Group	808,334 Direct	3.00%
	6,722,411 Indirect	25.00%

	7,530,745	28.00%

*	Less than 1%.
(1)

Each of the named beneficial owners has sole voting power and sole investment power as to all the shares shown to be directly beneficially owned by them, with the exception of shares that may be owned jointly with their spouses.

(2)	Includes 4,667 shares of our Restricted Stock.
(3)	Shares owned by a family trust.
(4)

Robert L. Moody, Sr. and William L. Moody IV are life income beneficiaries of Trust 19. Frances A. Moody-Dahlberg and Russell S. Moody, two of our directors, and Robert L. Moody, Jr., one of our advisory directors, as children of Robert L. Moody, Sr., have a contingent residuary interest in his beneficial interest in Trust 19. The numbers in the table above do not include shares held in Trust 19. (See Footnote 3 under “Security Ownership of Certain Beneficial Owners” above for additional information about Trust 19).

(5)	Includes 4,000 shares of our Restricted Stock.
(6)	These shares are owned by The Moody Foundation, of which Frances A. Moody-Dahlberg and Robert L. Moody, Sr. are Trustees. (See “Security Ownership of Certain Beneficial Owners” above).
(7)

Robert L. Moody, Sr. and William L. Moody IV are life income beneficiaries of the Libbie Shearn Moody Trust. Robert L. Moody, Sr. has advised management that he has assigned all of his life income interest in such trust to National Western Life Insurance Company, a Colorado insurance company controlled by him. The numbers in the table above do not include shares held in the Libbie Shearn Moody Trust. (See Footnote 2 under “Security Ownership of Certain Beneficial Owners” above for additional information about such trust).

(8)	Includes 100,000 shares of our Restricted Stock.
(9)

Robert L. Moody, Sr. is the sole owner of the 1% general partner in the M-N Family Limited Partnership (the “M-N Partnership”), which owns 507,025 shares of our Common Stock. As the sole owner of the general partner of the M-N Partnership, Robert L. Moody, Sr. has the indirect power to manage the assets of the M-N Partnership, including voting its shares of our Common Stock.

(10)

Robert L. Moody, Sr. is a 1% general partner in the RLMFLP Limited Partnership (the “RLMFLP Partnership”), which owns 50,000 shares of our Common Stock. As the sole general partner of the RLMFLP Partnership, Robert L. Moody, Sr. has the power to manage the assets of the RLMFLP Partnership, including voting its shares of our Common Stock.

(11)	Includes 10,000 shares of our Restricted Stock.
(12)	Includes 40,000 shares of our Restricted Stock.
(13)	Shares owned by spouse.
(14)	Includes our Advisory Directors, whose security ownership is described in the next section below.

SECURITY OWNERSHIP OF ADVISORY DIRECTORS

The information contained in the following table is given with respect to the ownership of our Common Stock as of the close of business on March 1, 2013 by each of our advisory directors, other than Mr. Ferdinandtsen, whose ownership is provided in the table immediately above.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Irwin M. Herz, Jr.(2)	17,292	(3) Direct	*
R. Eugene Lucas	9,434	(3) Direct	*
	13	(4) Indirect	*
E. Douglas McLeod	15,250	(3)	*
Robert L. Moody, Jr.	2,083 4,000	(5) Direct (6) Indirect	* *

*	Less than 1%.
(1)

Each of the named beneficial owners has sole voting power and sole investment power as to all the shares shown to be directly beneficially owned by them, with the exception of shares that may be owned jointly with their spouses.

(2)

According to the Amended 13G, Mr. Herz may have beneficial ownership of the shares of our Common Stock beneficially owned by the Moody National Bank Trust Division and the 9,550 shares of our Common Stock beneficially owned by the Three R Trusts; however, Mr. Herz disclaims beneficial ownership of such shares. Accordingly, such shares are not included in this table. (See Footnote 3 under “Security Ownership of Certain Beneficial Owners” above for information regarding the Amended 13G).

(3)	Includes 4,000 shares of our Restricted Stock.
(4)	Shares owned by spouse.
(5)	Includes 1,333 shares of our Restricted Stock.
(6)	Includes 2,000 shares of our Restricted Stock.

Unless otherwise noted, the information shown in the previous three tables was obtained from ownership disclosures furnished to us by each of the persons or entities listed or from other communications with such persons or entities.

PROPOSAL 1.

ELECTION OF DIRECTORS

Nine (9) directors of the Company are to be elected at the Annual Meeting to serve until our Annual Meeting of Stockholders to be held in April 2014. All nominees now serve as directors of the Company. All nominees have consented to be nominated as directors and to be named in this proxy statement. Accordingly, it is not contemplated that any nominee named herein will be unwilling or unable to serve as a director. However, if either of such events should occur, the enclosed proxy permits the persons named in the proxy to vote the shares represented by the proxy in favor of such person or persons as our Board of Directors may nominate upon the recommendation of the Nominating Committee.

The Board has determined that Arthur O. Dummer, Dr. Shelby M. Elliott, William L. Moody IV, Frank P. Williamson and James D. Yarbrough, currently directors, continue to be “independent” as defined in the NASDAQ listing standards.

Board Recommendation: The Board of Directors recommends a vote “FOR” each of the director nominees named under this Proposal 1.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

The following information is given with respect to the nominees for election at the Annual Meeting:

Arthur O. Dummer (age 79) was first elected to our Board in 2004. Principal Occupation: President, The Donner Company (privately owned actuarial consulting company), Salt Lake City, Utah since 1985. Director of American Underwriters Insurance Company (privately owned insurance company); Past Chairman of the Board of Directors of the National Organization of Life and Health Guaranty Associations, Herndon, Virginia; Past Director of American Community Mutual Insurance Company, Livonia, Michigan (mutual insurance company); Casualty Underwriters Insurance Company, Salt Lake City, Utah; Beneficial Life Insurance Company, Salt Lake City, Utah; Aurora National Life Assurance Company, Los Angeles, California; Continental Western Life Insurance Company, Des Moines, Iowa; Utah Home Fire Insurance Company, Salt Lake City, Utah; and PHA Life Insurance Company, Portland, Oregon (all privately owned insurance companies); Past Director of National Western Life Insurance Company, Austin, Texas.(1)

Mr. Dummer is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries. He has fifty-three years of experience in the insurance industry, including service as the former Chief Examiner and Actuary of the Utah Insurance Department. His extensive background in the insurance industry and his knowledge of actuarial and accounting issues are valuable to our Board’s discussion of these issues.

Dr. Shelby M. Elliott (age 86) was first elected to our Board in 2004. Principal Occupation: President-Emeritus of Texas Chiropractic College since 2004; President of Texas Chiropractic College from 1990 through 2003; Director of Moody National Bank from March 2000 to March 2004; Past Director of First Texas Bank, Vidor, Texas (privately owned bank); Past Director of Yettie Kersting Memorial Hospital, Liberty, Texas; and Past Chairman of the American Chiropractic Association.

Dr. Elliott brings solid administrative and executive skills to our Board from his service as President of Texas Chiropractic College. His experience in the health care field, both as a practitioner and an educator, enables him to provide a unique perspective to our Board. Dr. Elliott is a member of the American Chiropractic Association, the Texas Chiropractic Association and the Florida Chiropractic Association.

Frances A. Moody-Dahlberg (age 43) was first elected to our Board in 1987. Principal Occupation: Executive Director of The Moody Foundation (charitable and educational foundation) since 1998, and a Trustee of The Moody Foundation since 2004; Director of National Western Life Insurance Company, Austin, Texas since 1990(1); Director of Gal-Tex Hotel Corporation (hotel management corporation) from March 2000 to December 2003(2); Director of The Moody Endowment (charitable organization) from 1991 to February 2004.

Ms. Moody-Dahlberg has twenty-six years of experience as a member of our Board. Her service as Executive Director of The Moody Foundation, one of the largest charitable foundations in the State of Texas, provides her with valuable insight regarding the concerns of our significant non-profit stockholders.

Robert L. Moody, Sr. (age 77) was first elected to our Board in 1960. Principal Occupation: Chief Executive Officer since July 1991 and Chairman of the Board since 1982; Chairman of the Board, Chief Executive Officer and Director of Moody National Bank; Chairman of the Board, Chief Executive Officer and Director of National Western Life Insurance Company, Austin, Texas (1); Trustee of The Moody Foundation (charitable and educational foundation).

Mr. Moody has a lifetime of experience in the financial services industry, serving as a director or executive officer of a variety of insurance and banking interests. He has served on our Board for over fifty years and has served as our Chairman for over thirty years. His wealth of experience as our Chairman and Chief Executive Officer provides our Board with an insightful, long-term perspective of our Company’s challenges, opportunities and operations.

Russell S. Moody (age 51) was first elected to our Board in 1986. Principal Occupation: Investments, League City, Texas, since 2003. Director of National Western Life Insurance Company, Austin, Texas since 1988(1); Director of The Moody Endowment since July 2009 and Director of Transitional Learning Center at Galveston since July 2009 (charitable organizations); Director of Gal-Tex Hotel Corporation (hotel management company) from March 2000 to December 2003(2).

Mr. Moody has served as a member of our Board for twenty-seven years. Along with his sister, Frances A. Moody-Dahlberg, Mr. Moody helps to represent the concerns of our significant non-profit stockholders. Mr. Moody serves as a director of The Moody Endowment, a charitable organization that owns nearly 900,000 shares of our Common Stock.

William L. Moody, IV (age 88) was first elected to our Board in 1951. Principal Occupation: Investments and Ranching, Oil and Gas, Galveston, Texas, since 1959; Trustee, Board of Trustees of Rosenberg Library (charitable organization); Trustee, University of Texas Medical Branch Development Board (charitable organization); President and Director of Moody Ranches, Inc. (investments and ranching); Director of American National Life Insurance Company of Texas (subsidiary life insurance company).

Mr. Moody’s more than sixty years of service as a member of our Board and his background as an investor, rancher and oilman bring a valuable perspective to the Board’s discussion of how the past challenges that have faced the Company may impact present and future opportunities.

James E. Pozzi (age 62) was first elected to our Board in 2012. Principal Occupation: President and Chief Operating Officer since May 2012. Previously Senior Executive Vice President, Chief Administrative Officer from 2008 to May 2012; Senior Executive Vice President, Corporate Planning, Systems and Life Administration from 2004 to 2008; Executive Vice President, Corporate Planning & Development from 1996 to 2004; also a director and/or officer of each principal subsidiary of the Company.

Mr. Pozzi has been an officer of the Company for thirty-seven years. His past service as our Chief Administrative Officer and his current service as President and Chief Operating Officer have provided him with intimate knowledge of our operations.

Frank P. Williamson (age 80) was first elected to our Board in 2004. Principal Occupation: Retired Pharmacist, since 2009; Director of The Moody Endowment and Director and Member of the Audit/Compensation/Finance Committee of Transitional Learning Center at Galveston (charitable organizations); Director and Member of the Executive Committee and Governance Committee of American National Life Insurance Company of New York (subsidiary life insurance company); Director of SM&R Investments, Inc. and American National Investment Accounts, Inc. from 1997 to March 2004 (mutual funds formerly advised by a Company subsidiary).

Mr. Williamson’s thirty-four years of experience as a small business owner brings a comprehensive view of business operations to our Board. His years of service as a pharmacist bring a unique perspective and contribute to the diversity of experience represented on our Board.

James D. Yarbrough (age 57) was first elected to our Board in 2001. Principal Occupation: Owner and Consultant, James D. Yarbrough & Co., since October 2011, and October 1989 through December 1994 (privately owned contract management and financial consulting firm); Director of Economic Development, City of Galveston, Texas, February 2011 through September 2011; County Judge, County of Galveston, Texas, 1995 through 2010; Director and Member of the Governance and Executive Committees of American National Life Insurance Company of New York (subsidiary life insurance company); Member, Galveston County Economic Development Alliance; Advisory Director, Texas First Bank - Galveston, Galveston, Texas (privately owned bank); Ex-Officio Director, Texas City-LaMarque Chamber of Commerce; Member, Development and Advisory Council, University of Houston - Clear Lake, Houston, Texas.

Judge Yarbrough has management experience in both the private and public sectors, including sixteen years as the chief executive of the County of Galveston. In the private sector, he has served as a bank president, owner of a business consulting firm, and director of numerous interests. This varied experience makes him a valuable contributor to the Board’s deliberations.

(1)	Robert L. Moody, Sr. is Chairman of the Board, Chief Executive Officer and controlling stockholder of National Western Life Insurance Company, a publicly traded life insurance company.
(2)	The Moody Foundation owns 34.0% and the Libbie Shearn Moody Trust owns 50.2% of Gal-Tex Hotel Corporation.

INFORMATION CONCERNING ADVISORY DIRECTORS

The Board of Directors has appointed the following advisory directors, who serve at the pleasure of the Board. Although advisory directors do not vote on matters considered by the Board, we benefit from their experience and advice. Advisory directors receive the same compensation and benefits as our directors who are not also our officers.

G. Richard Ferdinandtsen (age 76) was first appointed as an advisory director in 2012, having previously served as a director from 1997 to 2012. Principal Occupation: Vice Chairman of the Board. Previously President of the Company from April 2000 to May 2012 and Chief Operating Officer from April 1997 to May 2012; Senior Executive Vice President, Chief Administrative Officer from April 1996 to April 1997; Senior Vice President, Health Insurance from April 1993 to April 1996; and Senior Vice President, Group Insurance from July 1990 to April 1993.

Mr. Ferdinandtsen has over fifty years of experience in the insurance industry, including over thirty years as an executive officer. Mr. Ferdinandtsen’s experience in day-to-day leadership as our former President and Chief Operating Officer has provided him with valuable insight into our operations.

Irwin M. Herz, Jr. (age 72) was first appointed as an advisory director in 2004, having previously served as a director from 1981 to 1983 and from 1984 to 2004. Principal Occupation: Since 1980, Partner of Greer, Herz & Adams, L.L.P., General Counsel to the Company; Trustee of the Three R Trusts (trusts for the benefit of the children of Robert L. Moody, Sr.).

Mr. Herz’s service as a director of numerous insurance companies, including over thirty years on our Board, has provided him with extensive knowledge of the insurance industry. In addition, his background as a corporate and commercial lawyer provides an invaluable source of knowledge and problem-solving skills to the Board.

R. Eugene Lucas (age 87) was first appointed as an advisory director in 2004, having previously served as a director from 1981 to 2004. Principal Occupation: Since 1971, President and Director of Gal-Tex Hotel Corporation (hospitality and hotel management company)(1); President of Gal-Tenn Hotel Corporation, LHH Hospitality, LLC, Colorado Landmark Hotels, LLC, Kentucky Landmark Hotels, LLC, and Virginia Landmark Hotels, LLC (hospitality and hotel management companies); Director of Colonel Museum, Inc. (charitable corporation); President and Director of 1859-Beverage Company (hospitality company).

Mr. Lucas has served on our Board for over thirty years, including twenty-three years as a member of our Audit Committee. In addition, Mr. Lucas provides our Board with the perspective of an experienced and knowledgeable executive officer outside of the insurance industry. He has been associated with Gal-Tex Hotel Corporation since 1941, including over forty years as its President.

E. Douglas McLeod (age 71) was first appointed as an advisory director in 2004, having previously served as a director from 1984 to 2004. Principal Occupation: Since 1982, Director of Development of The Moody Foundation (charitable and educational foundation); Chairman and Director of Moody Gardens, Inc. (charitable corporation); Attorney; Director of National Western Life Insurance Company, Austin, Texas since 1979(2); Director of ANREM Corporation (subsidiary real estate management corporation); Vice President and Director of Colonel Museum, Inc. (charitable organization); Director, San Jacinto Museum of History (charitable organization); Vice Chairman of Lone Star Coastal National Recreation Area (Congressionally-designated area with outdoor recreation potential of national significance); Past Director and past Chairman of Center for Transportation and Commerce (charitable organization); Past Director and Executive Board Member, South Texas College of Law (law school); Past Member of State House of Representatives of the State of Texas (terms ended January 1983).

Mr. McLeod has experience as a lawyer and public servant, including as a state legislator, as well as experience in real estate development and non-profit administration. He brings a varied set of problem-solving skills and valuable insight to the Board.

Robert L. Moody, Jr. (age 53) was first appointed as an advisory director in 2009, having previously served as a director from 1982 to 1987. Principal Occupation: Since 1986, President and Director of Moody Insurance Group, Inc. (privately owned insurance agency); Director of Moody National Bank; Director of ANREM Corporation (subsidiary real estate management corporation); Director of HomeTown Bank, National Association (national bank); Director of The Moody Endowment (charitable organization).

Mr. Moody is the owner of Moody Insurance Group, Inc., a marketing consultant to the Company and one of the many significant producers marketing our products. Through this insurance agency experience, Mr. Moody brings the valuable perspective of an agent to our Board’s deliberations. In addition, Mr. Moody’s experience as an entrepreneur provides him with a broad perspective of business operations.

(1)	The Moody Foundation owns 34.0% and the Libbie Shearn Moody Trust owns 50.2% of Gal-Tex Hotel Corporation.
(2)	Robert L. Moody, Sr. is Chairman of the Board, Chief Executive Officer and controlling stockholder of National Western Life Insurance Company, a publicly traded life insurance company.

Family Relationships among Directors and Advisory Directors

Robert L. Moody, Sr. is the cousin of William L. Moody IV, and the brother-in-law of E. Douglas McLeod. Frances A. Moody-Dahlberg, Russell S. Moody and Robert L. Moody, Jr. are children of Robert L. Moody, Sr.

DIRECTOR ATTENDANCE AT MEETINGS

During the fiscal year ended December 31, 2012, the Board of Directors of the Company held a total of five (5) meetings. All of the nominees for director who served as directors during the past year and all of the advisory directors attended at least 75% of the aggregate of (1) the total number of such meetings and (2) the total number of meetings held by all committees of the Board on which such nominees served during such year. It is the Company’s policy that all directors should make an effort to attend the Company’s annual meeting of stockholders. All directors attended the 2012 Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure

The Board believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most experienced with our business and most capable of effectively identifying present and future strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

The Board’s Role in Risk Oversight

The Company is exposed to a number of risks and undertakes enterprise risk management reviews to identify and evaluate these risks and to develop plans to manage them effectively. Two committees lend support to the Board in reviewing the Company’s consideration of material risks and overseeing the Company’s management of material risks. First, the Management Risk Committee coordinates the risk management efforts that occur within our business segments to (i) ensure alignment between our risk-taking activities and strategic objectives and (ii) ensure consistent application of enterprise risk management processes across all business units. The Management Risk Committee provides periodic reports to the Board of Directors concerning the Company’s risk management, which may cover risk identification, risk limits and related significant breaches, returns on risk-adjusted capital, and information related to the development of the Company’s enterprise risk management program. The Management Risk Committee is comprised of several members of our senior management team and is chaired by the Senior Executive Vice President, Corporate Risk Officer & Chief Actuary. Second, the Audit Committee of the Board of Directors makes inquiries to senior management about the Company’s risk assessment and risk management policies, including risks related to our financial position and internal controls. These policies address our major financial risk exposures and the steps management has taken to monitor and mitigate these risks.

Additionally, our Board Compensation Committee considers risks that may result from our compensation policies, including working directly with senior management to determine whether such programs improperly encourage management to take risks relating to our business and whether risks arising from our compensation programs are likely to have a material adverse effect on the Company.

Independent Directors and Executive Sessions

The Board has determined, after considering all of the relevant facts and circumstances, that Arthur O. Dummer, Dr. Shelby M. Elliott, William L. Moody IV, Frank P. Williamson and James D. Yarbrough are “independent” from management in accordance with the NASDAQ listing standards. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with us. In making this determination, the Board considered the fact that William L. Moody IV is related to certain members of the Board and determined that the familial relationship did not impair his independence.

Our independent directors meet in executive session at least twice per year, generally in connection with the April and October Board meetings. We do not have a lead independent director.

Board Committees

The Company’s Board has an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee. The Compensation Committee of the Board of Directors is referred to herein as the Board Compensation Committee to distinguish it from the Management Compensation Committee. The Board has determined that all of the members of the Audit Committee, the Board Compensation Committee and the Nominating Committee are independent in accordance with the NASDAQ listing standards and applicable independence requirements under the Securities Exchange Act of 1934. The Board of Directors has adopted written charters for the Audit Committee, the Board Compensation Committee and the Nominating Committee. Each of these committees reviews the adequacy of its charter annually. These charters are posted on the Company’s website and can be viewed by going to www.anico.com/InvestorRelations/CorporateGovernance/index.htm and clicking the link to the desired charter. You may also obtain a printed copy of the committee charters at no charge by writing the office of the Secretary at One Moody Plaza, Galveston, Texas 77550.

Audit Committee

Arthur O. Dummer, Chairman, Frank P. Williamson and James D. Yarbrough are the present members of the Audit Committee. The Board has determined that Mr. Dummer is the financial expert on the Audit Committee, as defined by NASDAQ’s rules and by the Securities Exchange Act of 1934. The Audit Committee held thirteen meetings during the Company’s last fiscal year. The Audit Committee is responsible for, among other matters, recommending the appointment of independent auditors for the Company, reviewing the activities and independence of such independent auditors, including the plan and scope of the audit and audit fees, monitoring the adequacy of the Company’s reporting and internal controls, reviewing related party transactions, recommending the inclusion of the Company’s audited financial statements in the Company’s Annual Report, and meeting periodically with management and the Company’s independent auditors.

Board Compensation Committee

James D. Yarbrough, Chairman, Dr. Shelby M. Elliott and Frank P. Williamson are the present members of the Board Compensation Committee. The Board Compensation Committee was established in 1975 to make recommendations as to the compensation of the Company’s executive officers. The committee conducts regular executive sessions with its independent consultant without management present. A description of the Company’s process and procedures for the consideration and determination of executive compensation is provided below in the Compensation Discussion and Analysis. The Board Compensation Committee held six meetings during the Company’s last fiscal year.

Nominating Committee

Dr. Shelby M. Elliott, Chairman, and Frank P. Williamson are the present members of the Nominating Committee. The Nominating Committee was established in 2004 to recommend to the Board director nominees to be submitted for election at each Annual Meeting of Stockholders. The Nominating Committee held one meeting during the prior fiscal year. After receiving the Nominating Committee’s recommendations, the full Board nominates the slate of directors to be presented to the Company’s stockholders at the Annual Meeting.

While there are no specific minimum qualifications that a potential nominee must possess, director nominees are evaluated based upon, among other things, their integrity, diversity of experience, business or other relevant experience, leadership, the ability to exercise sound judgment, satisfaction of applicable independence standards, civility, and ability to devote sufficient time to Board matters. The Board of Directors and the Nominating Committee believe that, based on their knowledge of the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded Board of Directors. The Nominating Committee may (but is not required to) consider candidates suggested by management or other members of the Board. In addition, the Nominating Committee may (but is not required to) consider stockholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, stockholders should submit the recommendation to the Chairperson of the Nominating Committee in the manner described in the section of this proxy statement titled “Communications with the Board of Directors.”

In making its nominations, the Board and the Nominating Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. As to potential new candidates, it is expected that the Board and the Nominating Committee would discuss among themselves and members of management their respective recommendations and any recommendations submitted by stockholders and evaluate the qualifications, experience and background of the potential candidates. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is valuable that Board members represent diverse experience and viewpoints.

Executive Committee

Robert L. Moody, Sr., Chairman, William L. Moody IV, and James E. Pozzi are the present members of the Executive Committee. The Executive Committee was established in 1977 to act on behalf of the full Board of Directors, within certain limitations, between regular Board meetings. The Executive Committee held one meeting during 2012.

Consideration of Risks from Compensation Policies and Practices

In early 2013, at the request of the Board Compensation Committee, Frederic W. Cook & Co., Inc. (“Cook & Co.”), the committee’s independent compensation consultant, performed a review of our compensation policies and practices to determine whether those programs encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company as a whole. Based on this review, the committee concluded that our compensation programs do not present any such material adverse risk. In reaching its conclusion, the Board Compensation Committee considered several features of our compensation programs that were cited by Cook and Co. as discouraging excessive or unnecessary risk taking. Among such features are the following:

•	appropriate pay philosophy, peer group for comparison purposes, and market positioning to support core business objectives;

•	conservative overall pay positioning of total direct compensation for most executive positions;

•	payment of 40% of any annual incentive awards earned in restricted stock units (30% for the Chairman and CEO) with three-year vesting;

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effective balance in: (i) short- and long-term performance focus; (ii) corporate, business unit, and individual performance focus and measurement; and (iii) financial and non-financial performance measurements used that are well balanced between growth, profitability, return on capital, and other relevant measures in the industry;

•	a cap on non-equity incentive compensation payable to our executive officers;

•	the adoption of stock ownership guidelines and an incentive compensation clawback policy for executive officers; and

•	independent Board Compensation Committee oversight.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following is a list of our executive officers, other than Messrs. Moody and Pozzi, who are also director nominees, their current ages, and their positions and offices for the past five years. For executive officers who have been with us for less than five years, information is also provided with respect to the nature of their responsibilities undertaken with their prior employers during such time.

Name of Officer	Age	Position (Year Elected to Position)
Ronald J. Welch	67	Senior Executive Vice President, Corporate Risk Officer & Chief Actuary (2008)

David A. Behrens	50	Executive Vice President, Independent Marketing Group (1999)

John J. Dunn, Jr.	54	Executive Vice President, Corporate Chief Financial Officer (July 2010) & Treasurer (March 2011); Vice President International Accounting of Ally Financial, Inc. (formerly GMAC, Inc.) (2009—May 2010)(charged with responsibility for auto finance and insurance accounting outside of the U.S. and Canada for this financial services provider); Vice President and Chief Financial Officer (2007-2009) of GMAC Insurance (charged with overall responsibility for the finance and accounting areas)

Gregory V. Ostergren	57	Executive Vice President, Director of Multiple Line (2000)

Steven H. Schouweiler	66	Executive Vice President, Health Insurance Operations (2012); Senior Vice President, Health Insurance Operations (1998-2012)

Hoyt J. Strickland	56	Executive Vice President, Career Sales and Service Division (2012); Senior Vice President, Career Sales and Service Division (2009—2012); National Field Director, Career Sales and Service Division (2001—2009)

Dwain A. Akins	62	Senior Vice President, Corporate Affairs, Chief Compliance Officer (2006)

Albert L. Amato, Jr.	64	Senior Vice President, Life Insurance Administration (1994)

Scott F. Brast	49	Senior Vice President, Real Estate / Mortgage Loan Investments (2005)

Frank V. Broll, Jr.	63	Senior Vice President & Actuary (2005)

William F. Carlton	54	Senior Vice President & Corporate Controller (2010); Vice President and Controller (2007-2010)

Gordon D. Dixon	67	Senior Vice President, Stock/Bond Investments (2010); Senior Vice President, Securities Investments (2004 -2010)

Bernard S. Gerwel	54	Senior Vice President, Chief Information/Innovation Officer Multiple Line (2010); Senior Vice President, Chief MLEA Administrative Officer (2006-2010)

Rex D. Hemme	64	Senior Vice President & Actuary (2005)

Johnny D. Johnson	60	Senior Vice President, Corporate Business Process Officer and Chief Information Officer (2012); Senior Vice President, Corporate Chief Information Officer (2008 – 2012)

Bruce M. LePard	56	Senior Vice President, Corporate Human Resources Officer (2012); Senior Vice President, Human Resources (2006—2012)

James W. Pangburn	56	Senior Vice President, Credit Insurance (2004)

Ronald C. Price	61	Senior Vice President, Chief Marketing Officer – Career Life Agencies (2004)

Shannon L. Smith	53	Senior Vice President, Chief Agencies Officer, Multiple Line (2013); Senior Vice President, Chief Multiple Line Marketing Officer (August 2008 – December 2012); Program Marketing Manager of Meadowbrook Insurance Group (April 2008 – July 2008)(charged with identifying and developing business opportunities and creating and managing programs to enhance growth of this specialty property and casualty insurance holding company)

There are no arrangements or understandings pursuant to which any officer was elected. All officers are elected annually by the Board of Directors and serve until their successors are elected and qualified, unless otherwise specified by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our executive officers included in the Summary Compensation Table, to whom we refer collectively as our “Named Executive Officers.” The Named Executive Officers for 2012 were:

•	Robert L. Moody, Sr., Chairman of the Board of Directors and CEO

•	G. Richard Ferdinandtsen, President and Chief Operating Officer (until May 1, 2012, thereafter Vice Chairman of the Board and Advisory Director)

•	James E. Pozzi, President and Chief Operating Officer (effective May 1, 2012, formerly Senior Executive Vice President and Chief Administrative Officer)

•	Gregory V. Ostergren, Executive Vice President, Director of Multiple Line

•	David A. Behrens, Executive Vice President, Independent Marketing Group

•	John J. Dunn, Jr., Executive Vice President, Corporate Chief Financial Officer and Treasurer

The overall goal of our executive compensation program is to retain and reward leaders who create long-term value for our stockholders. With this goal in mind, our compensation program is designed to:

•	Attract and retain experienced, highly qualified individuals who are in a position to make significant contributions to our success;

•	Drive exceptional performance and motivate our executive officers to achieve desired financial results;

•	Encourage our executives to develop a significant ownership stake in our company; and

•	Align the interests of our executive officers with the long-term interests of our stockholders.

Our Board Compensation Committee (the “Committee”), comprised solely of independent directors, has oversight responsibility for our compensation program. The key components of the program include base salary, cash incentive awards and long-term equity-based incentive awards. The annual and long-term incentive opportunities for our executives are based 100% on performance relative to a range of measures that are aligned with long-term stockholder value creation and outcomes that each executive has the ability to impact.

We do not grant or maintain any severance or employment agreements, nor do we provide any tax reimbursements or gross-ups for any of the Named Executive Officers. To help align the interests of our executive officers with those of our stockholders, we maintain stock ownership and retention guidelines and an incentive compensation clawback policy, both of which are described below. Further, our executive officers are prohibited from engaging in transactions involving puts, calls or short sales with respect to our stock.

Highlights of our Executive Compensation Program and Changes for 2013:

At our 2011 Annual Meeting, our stockholders approved in a non-binding advisory vote our executive compensation for 2010 as disclosed in our 2011 Proxy Statement (the “say-on-pay” vote). The Committee viewed the affirmative vote by a substantial majority of our stockholders (over 96% of the votes cast) as a strong indication of support for our compensation policies and practices and, therefore, made only minor changes to the overall programs for 2011 and 2012. At such meeting, our stockholders also approved by a substantial majority, in a separate non-binding advisory vote, a three-year frequency for holding future say-on-pay votes. As such, we intend to hold the next say-on-pay vote at our Annual Meeting in 2014.

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Retirement of Former President and Chief Operating Officer. Mr. Ferdinandtsen retired as our President and Chief Operating Officer effective May 1, 2012. At its April 27, 2012 regular meeting, our Board of Directors appointed him as Vice Chairman of the Board and an Advisory Director, also effective May 1st, as an employee at an annual salary of $300,000, as recommended by the Committee. As an employee Advisory Director, Mr. Ferdinandtsen will not receive any board fees, nor any long-term incentive compensation for such service. Mr. Ferdinandtsen continues to participate in our Merit Plan for officers, an insured medical plan that supplements our core medical insurance plan, as well as our regular benefit plans and programs. With respect to Mr. Ferdinandtsen’s incentive compensation for his service as President and Chief Operating Officer through April 30th, the Committee awarded him a bonus of 160% (the target award level) of his salary earned through April 30th only, rather than later assessing his performance for such portion of the year against established performance measures, which would have resulted in a greater amount payable. The Committee determined to immediately pay the cash portion of such award, equal to 60% of the award. The remaining 40% of the award was paid in restricted stock units (“RSUs”) on March 1, 2013, in accordance with our usual practice.

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Promotion of New President and Chief Operating Officer. Effective May 1, 2012, our Board of Directors appointed James E. Pozzi as our President and Chief Operating Officer. In establishing the new compensation program for Mr. Pozzi, the Committee consulted with its independent consultant regarding appropriate compensation arrangements. The Committee determined to provide an initial base salary of $650,000, which was well below the $1,000,000 base salary of Mr. Pozzi’s predecessor, Mr. Ferdinandtsen, who had served as President since 2000 and Chief Operating Officer since 1997. Together with a combined 120% target annual and long-term incentive opportunity, Mr. Pozzi’s target total cash compensation would be $1,118,000, 11% below the market median, and his target total direct compensation (including long-term incentives) would be $1,430,000, 78% of the market composite median for his position. The Committee believed that this was a reasonable position for a newly appointed President and Chief Operating Officer.

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Base Salaries in 2012. The Committee increased Mr. Pozzi’s compensation following his promotion to President and Chief Operating Officer in recognition of the significant increase in his responsibilities. In addition, in response to competitive market base salary information provided to the Committee by its independent compensation consultant, the salary of our Executive Vice President and Chief Financial Officer was increased by 7.1%. These increases are detailed in the Base Salary discussion below and are reflected in the Summary Compensation Table. Base salaries for the other Named Executive Officers, other than Mr. Ferdinandtsen, were unchanged, as they were considered competitive.

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Bonus Opportunities Under the 2012 Executive Incentive Compensation Plan (“EICP”). No changes were made to the target bonus opportunities for our CEO, Mr. Ostergren or Mr. Dunn in 2012. The target bonus opportunity for Mr. Pozzi was increased from 100% to 120% of base salary upon his promotion to President and Chief Operating Officer. Mr. Behrens’ target bonus opportunity was increased by 5% to 105% of his base salary. We also continued to use the same performance measures for our Named Executive Officers, although the goals associated with those measures were adjusted to reflect changes in performance expectations.

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Long-Term Incentives. Long-term incentives are delivered in the form of RSUs, and the grant value of RSUs delivered is based on performance under the EICP, as described below. RSUs vest ratably over three years and do not convey any voting or dividend rights until such time as they vest and are converted into shares of common stock.

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Stock Ownership and Retention Guidelines. In 2011, our Board Compensation Committee adopted stock ownership guidelines for our officers and directors in order to encourage ownership of our stock by these individuals and to further align their long-term goals and objectives with those of our stockholders. The stock ownership guidelines for our officers are based on a multiple of base salary, with each officer’s stock holdings based upon the greater of the market value or book value of such holdings. The recommended guidelines for stock ownership as a multiple of base salary are: CEO—five times; President—three times; other officers—one times. For those officers not currently meeting these guidelines, the Committee has recommended that they retain at least fifty percent of all after-tax shares received as compensation as such shares vest, until such time as these individuals are in compliance with the guidelines. The CEO currently directly owns 519,833 shares of our Common Stock, including restricted stock, which represents an amount equal to approximately twenty times his base salary, as of March 1, 2013.

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Clawback Policy. At its February 22, 2012 meeting, the Committee adopted a formal clawback policy with respect to incentive awards to executive officers made after 2011. Under this policy, the Company is authorized to recover all or a portion of incentive awards paid within three years of a financial statement that is inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement.

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Change to CEO’s Annual Incentive Opportunity for 2013. After the close of our 2012 fiscal year, the Committee approved several changes to the annual incentive opportunity under which the CEO currently may earn up to 385% of his base salary (representing 100% of his target award opportunity) in a combination of cash (as to 70% of the award) and RSUs (as to 30% of the award). The first change involved raising the degree of difficulty in achieving one of the EICP performance measures (five year average adjusted after-tax net gain from operations as a percentage of stockholders’ dividends). For this measure, the threshold, target and maximum performance levels were increased from 50%, 75% and 100%, respectively, to 100%, 125% and 150%, respectively, of stockholders’ dividends, a substantial increase in the performance required to earn an award under this measure. The second change was to weight each of the five CEO performance metrics equally at 20% instead of the previous weighting, which was 52% as to the above-referenced measurement relating to stockholders’ dividends and 12% as to each of the other four measures, thereby creating greater emphasis on four of the five measures than before. Finally, in recognition of the greater difficulty of achieving an incentive award under this plan, the Committee also approved an increase in the maximum award that can be earned by the CEO, from 100% of the target award opportunity to 112.5% of the target award opportunity, still well below the 150% of target award opportunity that applies to the other Named Executive Officers. As is the case with the other Named Executive Officers, any award earned by the CEO in excess of target will be paid solely in RSUs.

Elements of Compensation

The following table lists the primary elements of our executive compensation program and the primary purpose of each element. Additional explanation of each element will be provided below under “Elements of Compensation Provided to the Named Executive Officers.”

Element	Purpose
Base Salary	Provides a fixed level of competitive compensation.

Annual Incentive Compensation	Focuses executive attention on key financial and operational performance measures under the EICP.

Long-Term Incentive Compensation, consisting of RSUs awarded under the EICP as a fixed percentage of any annual incentive compensation earned by achievement of performance objectives	Aligns executives’ interests with those of our stockholders and helps retain executive talent with deferred vesting of RSUs awarded.

Retirement Benefits, consisting of qualified and non-qualified Company pension plans and the Company’s 401(k) plan	Assists executives in providing for their and their families’ long-term financial security and future well-being.

Health and Welfare Benefits (consisting of basic and supplemental health insurance, disability protection, and life insurance)	Assists executives in providing for their and their families’ current well-being and protection.

Approach for Determining Form and Amount of Compensation

The Committee oversees the compensation policies and programs for our senior officers, including the Named Executive Officers, and our equity-based incentive compensation plans. The Committee is supported in its role by our Management Compensation Committee. The Management Compensation Committee is comprised of four of our most senior officers: Robert L. Moody, Sr., James E. Pozzi, Ronald J. Welch and John J. Dunn, Jr.

The compensation process for our Named Executive Officers and other executive officers begins with an annual evaluation by the Management Compensation Committee, which considers Company performance against the stated performance measures and goals for the year, each executive officer’s individual performance over the prior year, any changes in responsibilities, internal equity and consistency, and the future potential of each executive officer. The process also considers competitive market data available from a peer group of comparable insurance companies, and nationally published compensation surveys obtained from a range of industry and general market sources. The Management Compensation Committee formulates recommendations based on this process for all executive officers other than the members of such committee. After review and approval of the recommendations by the CEO, they are presented to the Committee for its consideration and evaluation. Recommendations with respect to Mr. Dunn are made solely by the President. The Committee evaluates these recommendations and develops its own recommendations for the CEO and the President, with the advice of its independent outside consultant.

To evaluate the compensation of our executive officers relative to market comparables and to better inform the Committee in making fiscal 2012 compensation decisions, the Committee engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”), a national compensation consulting firm, to conduct a review of our executive officer compensation practices. Cook & Co. is independent of us and has no relationship with us other than assisting the Committee with its executive compensation governance responsibilities. After considering the Management Compensation Committee’s recommendations and Cook & Co.’s report, the Committee submitted its compensation recommendations to our Board of Directors for their consideration. The Board of Directors unanimously approved those recommendations.

During 2012, Cook & Co. performed the following services for the Committee:

•	Evaluated the competitive positioning of our executive officers’ base salaries, annual incentives and long-term incentive compensation relative to our primary peers and the broader insurance industry;

•	Briefed the Committee on executive compensation trends among our peers and the broader industry, developments related to our executive compensation program, and regulatory changes;

•	Provided ongoing advice to the Committee as needed for periodic requests related to the determination of the amount and form of executive compensation;

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Provided an assessment of our compensation policies and practices to help the Committee determine whether the compensation program could encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company as a whole; and

•	Provided advice regarding the Committee’s evaluation of board compensation practices, based on third-party survey data.

The Committee has established procedures that it considers adequate to ensure that the compensation consultant’s advice to the Committee remains objective and is not influenced by our management. These procedures include the following: a direct reporting relationship of the consultant to the Committee chairman; a provision in the Committee’s engagement letter with Cook & Co. specifying the information, data, and recommendations that can and cannot be shared with management; and an annual update to the Committee on Cook & Co.’s financial relationship with us, including a summary of the work performed for us during the preceding twelve months. Additionally, Cook & Co. has no service lines other than executive compensation consulting, so the potential for any conflict of interest as a result of providing other services to us is eliminated. With the consent of the Committee chair, the independent compensation consultant may, from time to time, contact our executive officers for information necessary to complete its assignments and may make reports and presentations to and on behalf of the Committee that the executive officers also receive. For its 2012 compensation study and report, Cook & Co. attested that their work process, analysis, findings and recommendations were not subject to any influence by management or any other party.

All of the decisions with respect to determining the amount or form of executive compensation under our executive compensation program are ultimately made by our Board of Directors upon the recommendation of the Committee and may reflect factors and considerations other than the information and advice provided by the compensation consultant.

How We Determine Each Element of Compensation

In determining the amounts of each element of compensation and the aggregate compensation for our Named Executive Officers, we review market practices as described under “Market Comparisons” below. We do not use any specific formulae or attempt to satisfy any specific ratio for compensation among our executive officers. We also do not generally target any particular allocation for base salary, annual incentive, or long-term equity awards as a percentage of total compensation. Target compensation levels are decided subjectively based on a review of relevant market practices, the responsibilities and future potential of each executive, internal equity considerations, and each executive’s ability to impact financial and operational results.

Market Comparisons

During early 2012, Cook & Co. evaluated the total direct compensation (consisting of base salary, annual incentives, and long-term incentives) of our Named Executive Officers relative to market practices. The compensation of each of our Named Executive Officers was compared to that of individuals in comparable positions among a peer group of companies listed below, and to nationally published compensation survey data.

The peer group consists of thirteen publicly traded companies in the insurance industry that compete with us for talent, face similar challenges in the financial services sector, and have senior executives with comparable responsibilities. As of the date of Cook & Co.’s report, peer group revenues for the prior four quarters ranged from approximately $1.0 billion to $5.6 billion (median revenues of approximately $3.5 billion), and assets ranged from approximately $8.1 billion to $55.9 billion (median assets of approximately $16.5 billion). Our total revenues were approximately $3.0 billion in 2012, and our assets were approximately $23.1 billion at the end of 2012, placing us toward the middle of the revenue and asset range of the peer group. The peer group is comprised of the following companies:

W.R. Berkley Corporation	Cincinnati Financial Corporation
The Hanover Insurance Group, Inc.	HCC Insurance Holdings, Inc.
Horace Mann Educators Corporation	Old Republic International Corporation
Phoenix Companies, Inc.	Protective Life Corporation
StanCorp Financial Group, Inc.	Torchmark Corporation
Transatlantic Holdings, Inc.	Kemper Corporation
White Mountains Insurance Group, Ltd.

The published survey data covers a broader set of companies, including many if not all of the peer companies within the insurance industry. The specific surveys used for fiscal 2012 were:

•	Mercer Executive Benchmark Database (containing tabular data of insurance companies based on asset size);

•	Mercer Financial Services Survey Suite – Insurance Compensation Survey (containing tabular data of survey companies based on size);

•	Towers Watson Top Management Calculator (containing insurance industry data regressed to each executive’s individual scope as measured in assets); and

•	LOMA’s Executive Compensation Survey Report (containing tabular insurance industry data).

Cook & Co.’s evaluation for 2012 found that the total direct compensation of our CEO was in the top quartile of the peer group and survey data, and the total direct compensation of Mr. Ferdinandtsen was in the third quartile of the peer group and survey data. The total direct compensation for the other Named Executive Officers generally approximated the 25th percentile of the peer group and survey data, due to relatively lower long term incentive opportunity, with Mr. Pozzi, in his former office, and Mr. Behrens somewhat above that range and Mr. Dunn somewhat below that range. The Committee determined that the total direct compensation positioning of the Named Executive Officers was generally appropriate given their respective levels of experience and performance, with the exception of Mr. Dunn, who was awarded a base salary increase for 2012, as discussed below.

Elements of Compensation Provided to the Named Executive Officers

Base Salary

Base salary is an important component of total compensation for our Named Executive Officers, and it is vital to our goal of recruiting and retaining executive officers with proven abilities. Base salaries are determined for each Named Executive Officer based on abilities, qualifications, accomplishments, and prior work experience. Adjustments are considered annually based on current market data, the consistency of the executive officer’s individual performance over the prior year, changes in responsibilities, future potential and internal equity.

As noted above, effective May 1, 2012, our Board of Directors appointed Mr. Pozzi as our President and Chief Operating Officer, at an annual salary of $650,000, an increase of 34.7% over his prior salary. Mr. Pozzi’s new salary as President and Chief Operating Officer was pro-rated for the portion of the year in which he served in such role. Prior to such promotion, Mr. Pozzi served as Senior Executive Vice President and Chief Administrative Officer, at an annual salary of $482,425.

With respect to Mr. Dunn, the Committee determined that his base salary was below market and increased his base salary for 2012 to $375,000, an increase of 7.1%, also effective May 1, 2012. As noted above, effective upon Mr. Ferdinandtsen’s retirement as President and Chief Operating Officer, the Board of Directors appointed him as Vice Chairman, at an annual salary of $300,000. Salaries of our other Named Executive Officers, including our CEO, remained unchanged, reflecting the Committee’s view that such salaries were competitive and appropriate at the time.

Annual Incentive Compensation

Our Named Executive Officers participate in the EICP. Eligibility to participate in the EICP is determined by the Committee and approved by the Board of Directors. Payouts are based on actual performance relative to predetermined performance objectives across a range of performance measures that an executive has the ability to impact. All incentive compensation is subject to review and approval by the Committee and the Board of Directors, both at the time of the setting of the performance objectives and at the time of payment of the annual incentive award. In order to receive an incentive compensation award payout, an executive must be employed by us at the time of payout; provided, however, that in the event of death, disability or normal retirement after the age of 65 prior to such payout, the payout will be prorated for the portion of the calendar year up to the date of death, disability or retirement.

Incentive Opportunities: Annual incentive opportunities are expressed as a specified percentage of base salary. For each applicable performance measure, there are threshold (Level 1), target (Level 2), and maximum (Level 3) levels of performance objectives. For each performance measure, the payout for threshold (Level 1) performance is equal to 50% of the target (Level 2) performance payout, and the payout for maximum (Level 3) performance is equal to 150% of the target performance payout. The earned percentage is prorated for performance between levels. For example, if performance is halfway between Level 1 and Level 2, a Named Executive Officer would receive his Level 1 award plus one-half of the additional award attributable to Level 2 achievement for that measure.

In 2010, our executive officers were not permitted to earn an aggregate annual incentive award in excess of the amount each would receive if he were to satisfy all performance measures at Level 2 (target). For 2011 and 2012, this limitation on the aggregate incentive award was removed for all executive officers other than our CEO. For the particular percentage of base salary earned as incentive compensation in excess of the aggregate target amount, the entire amount of such excess award is paid in RSUs, which vest ratably over three years. This change was intended to give executives an opportunity to earn above-target payouts for superior performance and also to enhance the long-term retention incentive provided to our executives through RSU awards. The CEO’s aggregate incentive award for 2011 and 2012 remained capped at the aggregate target (Level 2) incentive award, with no opportunity to earn above the target level. Commencing in 2013, the CEO’s aggregate incentive award will be capped at 112.5% of the aggregate target (Level 2) incentive award.

Incentive Payouts: For each of the Named Executive Officers other than the CEO, the total incentive, when earned at the end of each year, is paid out 60% in cash and 40% in RSUs up to the aggregate target award level. Any award in excess of the aggregate target award level is paid entirely in RSUs. The Committee determined that since the CEO is already a significant stockholder, his annual incentive would be paid 70% in cash and 30% in RSUs. RSUs have no voting or dividend rights until such time as they become vested and are converted into shares of our Common Stock. We believe that payment of a portion of the annual incentive in RSUs better aligns our pay-mix with market practices and encourages each Named Executive Officer to remain a major contributor to our future growth and success because the executive bears the market risk of the value of our Common Stock from the time the RSUs are first awarded until the time the RSUs vest. At the election of the recipient, upon vesting, RSUs are either converted into shares of our Common Stock or converted into cash based on the market price of our Common Stock on the date of vesting.

The EICP total target annual and long-term incentive opportunity for the CEO is 385% of base salary (see table below) and, as stated above, it has been capped at this level for years prior to 2013. In maintaining this target incentive level for the CEO, the Committee considered the peer group’s practices regarding the combined annual and long-term incentive awards for CEOs, noting that the average target bonus opportunity among the peer group was 100% of base salary and the average long-term incentive grant was 258% of base salary, for a combined average annual short and long-term incentive opportunity of 358% of base salary. Thus, Cook & Co. advised the Committee that the CEO’s combined annual and long-term incentive opportunity of 385% was slightly above average, and consistent with the third quartile of the aggregate annual and long-term incentive opportunities among CEOs in our peer group.

The aggregate annual incentive award earned that is allocable to RSUs is divided by the market price of our Common Stock on a predetermined date to set the number of RSUs awarded to each Named Executive Officer. Fractional RSUs are not awarded, but paid in cash. RSUs granted to our Named Executive Officers under the 2012 EICP are subject to a three-year ratable vesting schedule. One-third of the RSUs granted for 2012 performance will vest on each of the first, second and third anniversaries of the grant date, provided the executive is employed on the vesting date. The employment service requirement will be waived in the event of death, disability or normal retirement after the age of 65, and RSUs will immediately vest upon any such event. Because Mr. Ferdinandtsen remains employed as Vice Chairman of the Board, his outstanding RSUs did not vest upon his retirement as our President and Chief Operating Officer.

Our CEO and our President are eligible to receive quarterly incentive payments under the EICP. Because the potential incentive payout for these two Named Executive Officers constitutes a substantial portion of their compensation, the Committee decided to spread the payout throughout the year. Quarterly payments are based on the total incentive award projected for the year based on year-to-date performance following the end of each of the first three quarters of the year. The amount payable for any quarter is discounted by 20%, and then pro-rated by the percentage of the annual incentive to be paid in cash. Amounts paid in prior quarters are subtracted from payments due in subsequent quarters. The total cash incentive awards earned by our CEO and by Mr. Pozzi for 2012 performance were $5,390,000 and $408,485, respectively. Of these amounts, $3,234,000 and $243,091 were paid to our CEO and Mr. Pozzi, respectively, for the first three quarters of 2012, and the remaining cash incentive payments of $2,156,000 and $165,394, respectively, were made in February 2013.

Performance Measures: The Committee generally establishes specific performance measures and the corresponding levels of performance objectives for each of our Named Executive Officers after consideration of our annual corporate plan and after review of recommendations from the Management Compensation Committee. The specific performance measures and performance objectives for the 2012 EICP were approved in February 2012 and communicated to the Named Executive Officers in March 2012. In April of 2012, the Compensation Committee approved changes in Mr. Pozzi’s EICP, effective with his May 1st promotion to President. While Mr. Pozzi’s performance measures and the corresponding objectives were unchanged, his Level 1, Level 2 and Level 3 incentive award opportunities were increased, and he was made eligible for quarterly incentive payments, as described above.

Named Executive Officers are reasonably likely to meet some, but not all, Level 1 objectives. The Committee considers Level 2 objectives to be aggressive, or stretch targets. Level 3 objectives are established at levels above the expected achievement associated with a particular performance measure. Achievement of an aggregate Level 2 payout generally means that the Named Executive Officer’s performance has met yearly objectives established under the EICP.

Performance measures used in the 2012 EICP are listed and explained below. Specific performance measures and their relative weight are selected for each Named Executive Officer based on the financial and operational measures that he has the ability to impact. Not all measures are used for every Named Executive Officer.

1.	Consolidated Operating Revenues. This is total revenues less amounts reported as realized gains and losses.

2.	Five Year Average Adjusted After-Tax Net Gain from Operations (as a percentage of stockholders’ dividends). Adjusted after-tax net gain from operations is equal to net income less after-tax net realized gains and losses.

3.	Return on Equity from Insurance Lines (adjusted for unusual items). This is after-tax net gain from operations for the insurance lines (adjusted for unusual items) divided by the equity assigned to the insurance lines.

4.	Total Corporate Return on Equity: This is adjusted gain divided by total stockholder equity. Adjusted gain is consolidated net income adjusted for unusual items.

5.	Weighted Direct Earned Premium: This is the total weighted direct earned premium, which is premium income to us that is weighted in accordance with industry standards for measuring premium. Pursuant to such standards, recurring premiums are weighted at 100%; single life premiums, excess life premiums, and annuity deposits are weighted at 10%; and credit insurance premiums are weighted at 15% of the actual amount received. Direct earned premium refers to premium actually received.

6.	Home Office Expenses: This is the actual controllable non-distribution related operating expenses for our home office in Galveston, Texas, and our San Antonio and League City, Texas operations.

7.	Total ML Weighted Life Sales: This is the total Multiple Line (“ML”) annualized premium on paid life sales by our ML distribution channel, weighted in accordance with industry standards for measuring premium.

8.	ML P&C Net Written Premium: This is the total property and casualty net written premium through our ML distribution channel.

9.	ANPAC Gain from Operations before FIT: This is the GAAP gain from operations before federal income taxes for American National Property and Casualty Company.

10.	Total ML Gain from Operations before FIT: This is the total GAAP gain from operations before federal income taxes for American National Property and Casualty Company and its subsidiaries, the Farm Family life and property and casualty companies and the ML distribution channel.

11.	Farm Family P&C Gain from Operations before FIT: This is the GAAP gain from operations before federal income taxes for the Farm Family property and casualty companies.

12.	ML Life Gain from Operations before FIT: This is the ML GAAP gain from operations before federal income taxes, including life, annuity and health insurance products sold through our ML distribution channel.

13.	IMG Weighted Life Sales: This is the annualized premium on paid life sales by our Independent Marketing Group (“IMG”) distribution channel, weighted in accordance with industry standards for measuring premium.

14.	Direct Marketing Weighted Life Sales: This is the annualized premium on paid life sales by our Direct Marketing distribution channel, weighted in accordance with industry standards for measuring premium.

15.	IMG Annuity Statutory Reserves: This is IMG annuity statutory reserves plus IMG deposit-type liabilities.

16.	Combined IMG and Direct Marketing Expense Ratio: This is the combined adjusted marketing expense of IMG and Direct Marketing as a percentage of the combined total target expense for these distribution channels.

17.	Combined IMG and Direct Marketing Gain from Operations Before FIT: This is the combined IMG and Direct Marketing profit before federal income taxes.

18.	IMG Annuity Sales: This is the total collected annuity deposits from sales generated from IMG.

19.	Combined IMG and Direct Marketing Weighted Life Direct Earned Premium: This is combined life direct earned premium income to us generated from IMG and Direct Marketing, weighted in accordance with industry standards for measuring premium.

Adjustments in performance objectives may be made for extraordinary occurrences in a particular year that are not expected to recur. Any such adjustments must be approved by the Committee. No such adjustments were made with respect to the Named Executive Officers in 2012. In addition, the amount of an incentive award payable based on performance measures unrelated to earnings is reduced by 50% of the calculated amount if Return on Equity from Insurance Lines falls below a specified level. No such adjustments were required for our Named Executive Officers during 2012.

The tables below show the performance measures and their approximate relative weightings as a percentage of the total incentive opportunity for each Named Executive Officer during 2012.*

2012 Annual Incentive Performance Measures and Approximate Weightings

For Messrs. Moody, Pozzi and Dunn

Performance Measure	Moody	Pozzi	Dunn
Consolidated Operating Revenues	12%	21.9%	20%
Five Year Average Adjusted After Tax Net Gain from Operations	52%	12.5%	10%
Return on Equity from Insurance Lines	12%	21.9%	20%
Total Corporate Return on Equity	12%	21.9%	20%
Weighted Direct Earned Premium	12%	21.9%	20%
Home Office Expenses	—	—	10%

*

As noted above, with respect to Mr. Ferdinandtsen’s incentive compensation for his service as President and Chief Operating Officer through April 30th, the Committee awarded him a bonus of 160% (the target award level) of his salary earned through April 30th only.

2012 Annual Incentive Performance Measures and Approximate Weightings For Mr. Ostergren

Total ML Weighted Life Sales	10%
ML P&C Net Written Premium	20%
ANPAC Gain from Operations before FIT	20%
Total ML Gain from Operations before FIT	25%
Farm Family P&C Gain from Operations before FIT	10%
ML Gain from Operations before FIT	5%
Five Year Average Adjusted After Tax Net Gain from Operations	10%

2012 Annual Incentive Performance Measures and Approximate Weightings For Mr. Behrens

IMG Weighted Life Sales	19%
Direct Marketing Weighted Life Sales	4.8%
IMG Annuity Statutory Reserves	9.5%
Combined IMG & Direct Marketing Expense Ratio	23.8%
Combined IMG & Direct Marketing Gain from Operations before FIT	23.8%
IMG Annuity Sales	9.5%
Combined IMG & Direct Marketing Weighted Life Direct Earned Premium	9.5%

The next table shows each performance measure and the Level 1, Level 2 and Level 3 goals associated with each, along with actual 2012 performance with respect to each performance measure. Information regarding our performance measures is provided in the limited context of our EICP and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Performance Measure	Level 1	Level 2 (Target)	Level 3	2012 Actual
Consolidated Operating Revenues	$2.85 billion	$2.90 billion	$2.95 billion	$2.92 billion
Five Year Average Adjusted After Tax Net Gain from Operations	50.0% of stockholders’ dividend	75.0% of stockholders’ dividend	100.0% of stockholders’ dividend	129.09% of stockholders’ dividend
Return on Equity from Insurance Lines	5.5%	6.0%	6.5%	7.4%
Total Corporate Return on Equity	5.0%	5.75%	6.5%	8.5%
Weighted Direct Earned Premium	$1.89 billion	$1.94 billion	$1.99 billion	$1.95 billion
Home Office Expenses	$120.0 million	$118.0 million	$116.0 million	$118.2 million
Total ML Weighted Life Sales	$17.0 million	$18.0 million	$19.0 million	$19.2 million
ML P&C Net Written Premium	$0.986 billion	$1.011 billion	$1.036 billion	$0.968 billion
ANPAC Gain from Operations before FIT	$10.1 million	$20.3 million	$30.5 million	$17.2 million
Total ML Gain from Operations before FIT	$42.3 million	$68.7 million	$95.1 million	$52.9 million
Farm Family P&C Gain from Operations before FIT	$8.1 million	$16.2 million	$24.3 million	$4.2 million
ML Life Gain from Operations before FIT	$24.1 million	$32.2 million	$40.3 million	$29.1 million
IMG Weighted Life Sales	$9.0 million	$10.0 million	$11.0 million	$19.8 million
Direct Marketing Weighted Life Sales	$6.9 million	$7.9 million	$8.9 million	$10.2 million
IMG Annuity Statutory Reserves	$9.42 billion	$9.57 billion	$9.72 billion	$9.95 billion
Combined IMG & Direct Marketing Expense Ratio	180%	165%	150%	161%
Combined IMG & Direct Marketing Gain from Operations before FIT	$61.0 million	$68.0 million	$75 million	$91.8 million
IMG Annuity Sales	$400 million	$500 million	$600 million	$823 million
Combined IMG & Direct Marketing Weighted Life Direct Earned Premium	$136 million	$140 million	$144 million	$154 million

A Named Executive Officer’s aggregate incentive opportunity is equal to the sum of the incentive opportunities tied to the specific performance measures applicable to that individual. As noted above, incentive opportunities are expressed as a percentage of base salary.

Following the completion of the 2012 performance year, the Committee assessed the performance of the Named Executive Officers against the objectives established at the beginning of the year to determine the aggregate incentive award payable to each. The actual aggregate EICP awards earned for 2012 by the Named Executive Officers ranged from 68% to 139% of their respective EICP target opportunities, with 60% of such awards settled in cash and 40% in RSUs (70% cash and 30% RSUs for the CEO), with a 3-year vesting schedule, up to the aggregate target award level. For Named Executive Officers earning an aggregate EICP award in excess of the aggregate target award level, the excess was paid entirely in RSUs.

The following table shows how each Named Executive Officer performed relative to his aggregate Level 1 and Level 2 (target) award opportunities under the 2012 EICP.

2012 Potential Aggregate Incentive Opportunities

for the Named Executive Officers Compared to Actual Aggregate Incentive Award Earned

	Level 1		Level 2 (Target)		Actual Aggregate Incentive Award Earned*
Name
	As a % of Salary	As $ Amount	As a % of Salary	As $ Amount	As a % of Salary	As $ Amount*	As a % of Target EICP
Moody	192.5%	$3,850,000	385%	$7,700,000	385%	$7,700,000	100%
Ferdinandtsen	**	**	160%	$533,333	160%	$533,333	100%
Pozzi	60%	$356,485	120%	$712,970	154%	$917,812	129%
Ostergren	50%	$270,046	100%	$540,094	68%	$369,930	68%
Behrens	52.5%	$236,250	105%	$472,500	146%	$657,793	139%
Dunn	50%	$183,333	100%	$366,667	131%	$478,901	131%

*	As noted above, the maximum incentive award for the Chairman and CEO was limited to the aggregate sum of his Level 2 award opportunities. As discussed above, 30% of the total incentive award earned by our Chairman and CEO is paid in RSUs. For each of the other Named Executive Officers, 40% of the total award earned is paid in RSUs, except that the entire portion of the award, if any, in excess of the aggregate target award level is paid in RSUs.
**

As noted above, with respect to Mr. Ferdinandtsen’s incentive compensation for his service as President and Chief Operating Officer through April 30th, the Committee awarded him a bonus of 160% (the target award level) of his salary earned through such date only. Accordingly, the table above takes into account only Mr. Ferdinandtsen’s salary earned as President and Chief Operating Officer through April 30th.

The following table shows the portion of the actual aggregate incentive award paid in cash, the portion converted to RSUs, and the number of RSUs issued effective March 1, 2013 based on a stock price of $80.05 per share, the closing price of our Common Stock on such date:

Name	Total 2012 EICP Award Earned	Portion of Actual Aggregate Incentive Award Paid in Cash		Portion of Actual Aggregate Incentive Award Converted to RSUs		Number of RSUs Awarded Effective March 1, 2013
Moody	$7,700,000	$5,390,000	(70%)	$2,310,000	(30%)	28,856
Ferdinandtsen	$533,333	$320,000	(60%)	$213,333	(40%)	2,664
Pozzi	$917,812	$408,485	(45%)	$509,327	(55%)	6,362
Ostergren	$369,930	$221,958	(60%)	$147,972	(40%)	1,848
Behrens	$657,793	$279,000	(42%)	$378,793	(58%)	4,731
Dunn	$478,901	$220,000	(46%)	$258,901	(54%)	3,234

Long-Term Incentive Compensation

The American National Insurance Company 1999 Stock and Incentive Plan (the “1999 Plan”) is administered by the Committee. Until 2010, we made grants only of restricted stock and freestanding stock appreciation rights under the 1999 Plan. Commencing in 2010, grants of RSUs have been made under the 1999 Plan based on the achievement of performance objectives under the EICP. For the 2012 EICP, the number of RSUs issued to the Named Executive Officers in accordance with the satisfaction of applicable performance measures under such plan is shown in the table immediately above.

We intend to continue to make grants of RSUs under the 1999 Plan on an annual basis, by paying a portion of the annual incentive to our Named Executive Officers in RSUs. We believe that providing equity opportunities on an annual basis provides stronger retention incentives for our executive officers and mitigates pricing problems in a volatile market through more frequent grants. In addition, such opportunities improve our competitive positioning with respect to long-term incentive compensation.

Retirement Benefits

We maintain Company-sponsored retirement and deferred compensation plans for the benefit of our salaried employees, including our Named Executive Officers. These benefits are designed to assist employees, including our Named Executive Officers, in providing for their and their families’ long-term financial security. Specifically, we maintain a qualified pension plan and non-qualified deferred compensation plans. The general purpose of the non-qualified deferred compensation plans is to restore curtailments of benefits under the qualified plan required to comply with the Internal Revenue Code of 1986, as amended (the “Code”). Each of these plans, and the benefits provided under each to the Named Executive Officers, is further discussed below in connection with the Pension Benefits table.

For 2011 and 2012, some of our Named Executive Officers, including the CEO, experienced an increase in accrued pension benefits during the year as a result of the current lower interest rate environment and the effect of such rates on the pension calculations. The interest rate used in this calculation was determined by the plans’ enrolled actuary and reflects the current low interest rate environment. No part of any increase in accrued benefits reported in the Summary Compensation Table is the result of a Committee decision to increase pay.

The Named Executive Officers are also eligible to participate in our 401(k) Plan, which is a Company-wide, tax-qualified retirement plan. The intent of the plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees at all levels save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Code annual limits. We do not match employee contributions in our 401(k) Plan.

Other Benefits

Basic health benefits, disability protection, life insurance and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Each of our Named Executive Officers, as well as all of our officers at the parent company of the level of vice president and above, participates in our Merit Plan, an insured medical plan that supplements our core medical insurance plan. The Merit Plan provides coverage for co-pays, deductibles, and other out-of-pocket expenses that are not covered by the core medical insurance plan. Such coverage is limited to medical expenses that could be deducted by the recipient for federal income tax purposes.

Perquisites

During 2012, perquisites to our Named Executive Officers included benefits under the Merit Plan discussed immediately above; automobile allowances; club memberships; payment of certain life insurance premiums; and guest travel, lodging, leisure activities, and food and beverage at our business conferences and other events. The perquisites and benefits provided to each Named Executive Officer during 2012 are reported in further detail in the “All Other Compensation” column of the Summary Compensation Table and are reported in further detail in the “All Other Compensation Table – Named Executive Officers.”

COMPENSATION COMMITTEE REPORT

The Board Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Board Compensation Committee, the Board Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K (incorporated by reference) and in this proxy statement to be delivered to stockholders.

Submitted by the Board Compensation Committee:

James D. Yarbrough, Chairman

Dr. Shelby M. Elliott

Frank P. Williamson

Summary Compensation Table

The following table sets forth all of the compensation awarded to or earned by the Named Executive Officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary (a)		Bonus (b)		Stock Awards (c)		Non-Equity Incentive Compensation (d)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings (e)		All Other Compensation (f)			Total
Robert L. Moody, Sr., Chairman of the Board and Chief Executive Officer	2012 2011 2010	$ $ $	2,000,000 2,000,000 2,000,000	$ $ $	157 157 157	$ $ $	1,154,960 1,154,944 1,154,969	$ $ $	5,390,000 5,390,000 5,390,000	$ $ $	6,790,025 9,917,586 7,457,759	$ $ $	409,102 481,863 480,271	* * *	$ $ $	15,744,244 18,944,550 16,483,156

G. Richard Ferdinandtsen,(1) Vice Chairman of the Board and Former President and Chief Operating Officer	2012 2011 2010	$ $ $	533,333 1,000,000 1,000,000	$ $ $	157 157 157	$ $ $	319,957 319,958 319,980	$ $ $	320,000 960,000 960,000	$ $ $	2,329,545 2,777,705 2,248,465	$ $ $	194,086 196,158 177,356	* * *	$ $ $	3,697,078 5,253,978 4,705,958

James E. Pozzi,(2) President and Chief Operating Officer	2012 2011 2010	$ $ $	594,142 465,759 425,759	$ $ $	136 136 136	$ $ $	142,590 93,124 85,062	$ $ $	408,485 279,455 255,455	$ $ $	1,167,924 882,520 374,352	$ $ $	38,088 20,504 19,108		$ $ $	2,351,365 1,741,498 1,159,872

Gregory V. Ostergren, Executive Vice President, Director of Multiple Line	2012 2011 2010	$ $ $	540,094 540,094 540,094	$ $ $	348 348 148	$ $ $	107,962 107,963 107,918	$ $ $	221,958 89,922 70,572	$ $ $	435,787 600,831 287,311	$ $ $	45,937 20,763 19,195		$ $ $	1,352,086 1,359,921 1,025,238

David A. Behrens, Executive Vice President, Independent Marketing Group	2012 2011 2010	$ $ $	450,000 450,000 450,000	$ $ $	136 136 136	$ $ $	94,467 89,996 89,914	$ $ $	279,000 261,732 263,250	$ $ $	311,539 347,037 112,810	$ $ $	20,906 18,924 20,757		$ $ $	1,156,048 1,167,825 936,867

John J. Dunn, Jr.,(3) Executive Vice President, Corporate Chief Financial Officer and Treasurer	2012 2011 2010	$ $ $	366,667 333,333 112,500	$ $ $	68 68 34	$ $ $	73,260 66,655 38,165	$ $ $	220,000 200,000 57,375	$ $ $	90,353 62,248 0	$ $ $	21,612 19,285 65,555		$ $ $	771,960 681,589 273,629

*	Consists primarily of dividends on restricted stock, as shown in the All Other Compensation Table – Named Executive Officers below.
(1)	Mr. Ferdinandtsen served as our President and Chief Operating Officer until May 1, 2012.
(2)	Mr. Pozzi began serving as our President and Chief Operating Officer on May 1, 2012.
(3)	Mr. Dunn began his service with us on August 16, 2010. He was designated our principal financial officer by the Board of Directors on December 17, 2010.

Column (a) – Salary. These amounts represent base salary, including any amount of base salary the Named Executive Officer may have contributed to our 401(k) plan. As noted in the Compensation Discussion and Analysis above, Messrs. Pozzi and Dunn received base salary increases effective May 1, 2012. Because such pay increases were not retroactive to January 1, this column reflects the actual salaries paid to these executives during 2012. Mr. Ferdinandtsen’s base salary includes $200,000 earned by him as Vice Chairman of the Board beginning May 1, 2012.

Column (b) – Bonus. These amounts reflect an annual holiday bonus and, for Mr. Ostergren, an employee health and wellness bonus paid by a Company subsidiary.

Column (c) – Stock Awards. The values shown for each Named Executive Officer, other than Mr. Dunn’s 2010 value shown, represent the grant date fair value of conditional performance-based restricted stock units granted under the Executive Incentive Compensation Program during 2010, 2011 and 2012, but not issued until 2011, 2012 and 2013, respectively, based on the probable outcome (as of the grant date) of the performance based conditions applicable to the awards. For this purpose, the probable outcome is based on achievement at threshold performance levels (Level 1, as discussed in the Compensation Discussion and Analysis above), calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, based on a closing stock price at the grant dates of February 25, 2010, February 24, 2011 and February 23, 2012 of $107.81, $80.21 and $74.15, respectively. Named Executive Officers are reasonably likely to meet some, but not all, Level 1 objectives. The amounts in the table do not correspond to the actual value that is ultimately recognized by the Named Executive Officers. See the Grants of Plan-Based Awards table below for further information on these performance-based restricted stock units. Because Mr. Dunn’s employment with us during 2010 was limited to only four and a half months, the Board Compensation Committee recommended that specific performance measures and targets not be developed for Mr. Dunn and that Mr. Dunn instead be paid a target bonus of 85% of the salary he would receive in 2010. In accordance with the terms of the Executive Incentive Compensation Program, such incentive bonus was payable 60% in cash and 40% in restricted stock units.

Column (d) – Non-Equity Incentive Plan Compensation. These amounts show the annual incentives paid in cash under the Executive Incentive Compensation Program for 2012, 2011 and 2010 performance. The amounts for 2012 are further described in the Compensation Discussion and Analysis section above and in the Grants of Plan-Based Awards table below.

Column (e) – Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the 2012, 2011 and 2010 increase in the present value of each Named Executive Officer’s benefits under our tax-qualified pension plan and nonqualified pension plan. For Mr. Moody and Mr. Ferdinandtsen, the amounts shown include in-service distributions from the Company’s non-qualified and qualified pension plans. The Pension Benefits Table below has more information. There is no nonqualified deferred compensation plan for the Named Executive Officers. Mr. Dunn was not eligible for pension plan participation during 2010, as one year of service with the Company is required. For 2011 and 2012, some of our Named Executive Officers, including Mr. Moody, experienced an increase in accrued pension benefits greater than in prior years shown as a result of the current lower interest rate environment and the effect of such rates on the pension calculations. The interest rate used in this calculation was determined by the plans’ enrolled actuary and reflects the current low interest rate environment. No part of any increase in accrued benefits reported in the Summary Compensation Table is the result of a decision to increase pay.

The Company does not pay above-market earnings on deferred compensation; therefore, no amounts are reported in this column for deferred compensation.

Column (f) – All Other Compensation. Amounts included in this column for 2012 are further detailed in the table that follows.

All Other Compensation Table – Named Executive Officers – 2012

Name	Restricted Stock Dividends	Group Life Insurance Premium(1)	Subsidiary Compensation		Perquisites		Total
Moody	$385,000	$0	$0		$24,102	(2)(3)(4)	$409,102
Ferdinandtsen	$138,600	$0	$0		$55,486	(2)(4)	$194,086
Pozzi	$0	$396	$0		$37,692	(2)(3)(4)	$38,088
Ostergren	$0	$258	$20,000	(6)	$25,679	(2)(3)	$45,937
Behrens	$0	$90	$0		$20,816	(2)(7)	$20,906
Dunn	$0	$138	$0		$21,474	(2)(3)(5)	$21,612

(1)	Represents imputed income from group life insurance premiums paid by the Company.
(2)

Includes our Merit Plan benefit. The Merit Plan is an insured medical plan that supplements our core medical insurance plan. Coverage under the Merit Plan is provided for all officers of the level of vice president and above, as well as for their spouses and any dependents. The Merit Plan provides coverage for co-pays, deductibles, and other out-of-pocket costs and expenses that are not covered by the core medical insurance plan. Benefits under the Merit Plan are taxable to the recipient only to the extent such benefits are provided for medical expenses that would not be deductible by the recipient for federal income tax purposes. The Merit Plan is underwritten by National Western Life Insurance Company, of which Robert L. Moody, Sr. is Chairman of the Board, Chief Executive Officer, and the controlling stockholder. Total premium and fees paid to National Western Life Insurance Company for all Merit Plan participants in 2012 was $1,307,880. As there is no individual underwriting or individual premium assessed in connection with the Merit Plan, the amount shown in the table is an average premium computed by dividing the total premium for all Merit Plan participants by the number of participants.

(3)	Includes guest travel, lodging, leisure activities, and/or food and beverage at our business conferences or other events.

(4)

Includes an automobile allowance. The amount of such benefit to Mr. Ferdinandtsen was $35,670. The amount to the other Named Executive Officers receiving this benefit did not exceed thresholds for specific numerical disclosure under applicable proxy disclosure rules, although the value of such benefit is included in the Perquisites column.

(5)	Includes dining club membership.
(6)	Received as Chairman of the Board of the Farm Family insurance company subsidiaries.
(7)	Includes country club membership.

Grants of Plan-Based Awards

The following table has information about 2012 grants of restricted stock units (“RSUs”) made under our Executive Incentive Compensation Program. Please see the “Annual Incentive Compensation” section of the Compensation Discussion and Analysis above for a more complete description of this program.

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name	Date (a)	Threshold (b)	Target (c)	Maximum (d)*	Threshold (e)	Target (f)	Maximum (g)*	or Units (#)(h)	Awards (i)
Robert L. Moody	2/23/12	$2,695,000	$5,390,000	$5,390,000	$1,155,000	$2,310,000	$2,310,000	32,222	$1,154,960
G. Richard Ferdinandtsen	2/23/12	$480,000	$960,000	$960,000	$320,000	$640,000	$1,440,000	13,295	$319,957
James E. Pozzi	2/23/12	$213,891	$427,782	$427,782	$142,594	$285,188	$641,674	3,424	$142,590
Gregory V. Ostergren	2/23/12	$162,028	$324,056	$324,056	$108,019	$216,038	$486,085	836	$107,962
David A. Behrens	2/23/12	$141,750	$283,500	$283,500	$94,500	$189,000	$425,250	2,433	$94,467
John J. Dunn, Jr.	2/23/12	$110,000	$220,000	$220,000	$73,333	$146,667	$330,000	2,638	$73,260

*	For the Chairman and CEO, non-equity and equity incentive compensation was capped at his aggregate target opportunity. The other Named Executive Officers could earn incentive compensation in excess of the target opportunity; however, the entire amount in excess of the aggregate target opportunity was payable in RSUs.

Column (a) – Grant Date. This is the effective date of an award of RSUs. The effective date is the date upon which the incentive award opportunity was approved by the Board of Directors upon recommendation of the Board Compensation Committee. See the description of Columns (b) – (d) immediately below for further information regarding these incentive award opportunities.

Column (b) – (d) – Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. These columns include the threshold and target cash award opportunities for each Named Executive Officer under the 2012 Executive Incentive Compensation Program that related to 2012 performance targets. Under this program, each Named Executive Officer received an annual incentive award payable in a combination of cash and RSUs, with final payouts based on actual performance relative to predetermined performance objectives across a range of performance measures. Annual incentive opportunities were based on a percentage of base salary. For each applicable performance measure, there were generally three levels of performance objectives, with increased incentive opportunities associated with each level. Once a Level 1 performance objective was reached, the actual amount of the award was prorated toward each subsequent performance objective. For each Named Executive Officer other than the Chairman and CEO, the annual incentive award was paid out 60% in cash, except that the entire portion of the award, if any, in excess of the aggregate Level 2 opportunities was paid in RSUs. The annual incentive award was paid out 70% in cash for the Chairman and CEO, and his incentive award was capped at his aggregate Level 2 opportunity. Cash incentive awards actually earned by the Named Executive Officers under the 2012 Executive Annual Incentive Compensation Program are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Column (e) – (g) – Estimated Possible Payouts Under Equity Incentive Plan Awards. These columns include the dollar value of threshold and target RSU award opportunities for each Named Executive Officer under the 2012 Executive Incentive Compensation Program. The actual number of RSUs awarded for 2012 performance equals the aggregate annual incentive award earned for 2012 that was allocable to RSUs divided by the closing price of our Common Stock on March 1, 2013. For each Named Executive Officer other than the Chairman and CEO, the annual incentive award earned was paid out 40% in RSUs, except that the entire portion of the award, if any, in excess of the aggregate Level 2 opportunities is paid in RSUs. For the Chairman and CEO, 30% of the annual incentive award earned was paid in RSUs. The remainder of the incentive award is paid in cash. The number of RSUs actually awarded to the Named Executive Officers for 2012 performance is disclosed in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis above.

Column (h) – All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of RSUs issued to the Named Executive Officers in 2012 for 2011 performance attained under the 2011 Executive Incentive Compensation Program. Such RSUs vest annually in equal amounts over three years beginning March 1, 2013.

Column (i) – Grant Date Fair Value of Stock Awards. These amounts represent the grant date fair value of conditional performance-based RSU awards granted during 2012, but not issued until 2013, based on the probable outcome (as of the grant date) of the performance based conditions applicable to the awards. For information regarding the calculation of the grant date fair values shown, please see the notes to Column (c) of the Summary Compensation Table above. The grant date fair value of the RSU awards based on maximum performance across all applicable performance measures is as follows: For Mr. Moody, $2,309,995; for Mr. Ferdinandtsen, $1,439,993; for Mr. Pozzi, $641,620; for Mr. Ostergren, $486,053; for Mr. Behrens, $425,176; and for Mr. Dunn, $329,968.

Outstanding Equity Awards at Fiscal Year End

The following table has information about each Named Executive Officer’s outstanding equity awards at December 31, 2012, which consist of restricted stock, RSUs and stock appreciation rights (“SARs”). An SAR gives its owner the right to exercise the SAR and receive, at such time, a cash amount equal in value to the excess, if any, of the then fair market value of one share of our Common Stock over an amount (the “exercise price”) specified in the owner’s SAR agreement. SARs vest 20% per year over a five-year period beginning the first anniversary date of the grant. No SARs were exercised during 2012 by the Named Executive Officers, and no SARs were awarded to our Named Executive Officers in 2010, 2011 or 2012.

	SAR Awards							Stock Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable (a)	Number of Securities Underlying Unexercised SARs Unexercisable (b)		SAR Exercise Price (c)		SAR Expiration Date (d)		Number of Shares or Units of Stock That Have Not Vested (e)		Market Value of Shares or Units of Stock That Have Not Vested* (f)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (g)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (h)
Robert L. Moody, Sr.								50,000 50,000 29,009 32,222	[1] [2] [3] [4]	$ $ $ $	3,414,500 3,414,500 1,981,025 2,200,440	33,826	[5]	$2,309,978	[6]
G. Richard Ferdinandtsen								20,000 20,000 8,037 13,295	[1] [2] [3] [4]	$ $ $ $	1,365,800 1,365,800 548,847 907,916	3,123	[5]	$213,270	[6]
James E. Pozzi	5,600	1,400	[7]		$116.48	5/1/2018	[8]	2,138 3,424	[3] [4]	$ $	146,004 233,825	4,176	[5]	$285,179	[6]
Gregory V. Ostergren	4,000 3,000	1,000 0	[7]	$ $	116.48 100.46	5/1/2018 5/1/2015	[8] [8]	590 836	[3] [4]	$ $	40,291 57,090	3,163	[5]	$216,001	[6]
David A. Behrens	4,000 1,000	1,000 0	[7]	$ $	116.48 100.46	5/1/2018 5/1/2015	[8] [8]	2,203 2,433	[3] [4]	$ $	150,443 166,150	2,767	[5]	$188,958	[6]
John J. Dunn, Jr.								480 2,638	[3] [4]	$ $	32,779 180,149	2,147	[5]	$146,619	[6]

*	Based on an assumed stock price of $68.29, which was the closing price of our Common Stock on December 31, 2012.
[1]	Restrictions with respect to these shares of restricted stock lapse on May 1, 2015.
[2]	Restrictions with respect to these shares of restricted stock lapse on May 1, 2018.
[3]	The vesting date for these RSUs is March 1, 2013.
[4]	These RSUs vest in three equal or substantially equal annual installments beginning on March 1, 2013.
[5]

This number represents the number of conditional performance-based RSUs awarded to each Named Executive Officer under the 2012 Executive Incentive Compensation Program, assuming performance at target levels and a stock price of $68.29, the closing price of our Common Stock on December 31, 2012. These amounts do not correspond to the actual number of RSUs issued to the Named Executive Officers for 2012 performance. The actual number of RSUs issued to the Named Executive Officers in March 2013 were as follows: Mr. Moody – 28,856 RSUs; Mr. Ferdinandtsen – 2,664 RSUs; Mr. Pozzi – 6,362 RSUs; Mr. Ostergren – 1,848 RSUs; Mr. Behrens – 4,731 RSUs; and Mr. Dunn – 3,234 RSUs.

[6]	The dollar amount shown is determined by multiplying the applicable number of RSUs shown in column (g) by $68.29, the closing price of our Common Stock on December 31, 2012.
[7]	These SARS become exercisable in five equal annual installments beginning May 1, 2009.
[8]	SARs expire five years from the date they become exercisable. The date shown represents the expiration of the final SARs to become exercisable under the particular award shown.

SAR Exercises and Stock Vested

No Named Executive Officers exercised SARs during 2012. The following table provides information on RSUs that vested during 2012. The values realized on vesting are based on a share price of $71.69, the closing price of our common stock on March 1, 2012, the date of vesting. These RSUs were granted in 2010.

	RSUs Vested
	Number of shares acquired on vesting	Value realized on vesting
Robert L. Moody, Sr.	4,469	$320,383
G. Richard Ferdinandtsen	0	—
James E. Pozzi	662	$47,459
Gregory V. Ostergren	345	$24,733
David A. Behrens	1,646	$118,002
John J. Dunn, Jr.	0	—

Pension Benefits

The following table provides information regarding benefits under the American National Employees Retirement Plan, the American National Insurance Company (“ANICO”) Nonqualified Retirement Plan, and the ANICO Nonqualified Retirement Plan for Certain Salaried Employees.

Name	Plan Name (a)	Number of Years of Credited Service (b)	Present Value of Accumulated Benefit (c)	Payments During Last Fiscal Year (d)
Robert L. Moody, Sr.	American National Employees Retirement Plan	30.6	$1,345,306	$131,094
	ANICO Nonqualified Retirement Plan	45.0	$64,300,912	$6,486,252
G. Richard Ferdinandtsen	American National Employees Retirement Plan	22.51	$53,485	$50,713
	ANICO Nonqualified Retirement Plan	45.0	$15,540,785	$1,455,085
James E. Pozzi	American National Employees Retirement Plan	35.0	$1,434,594	$0
	ANICO Nonqualified Retirement Plan for Certain Salaried Employees	35.0	$3,002,836	$0
Gregory V. Ostergren	American National Employees Retirement Plan	22.18	$765,657	$0
	ANICO Nonqualified Retirement Plan	22.18	$2,075,975	$0
David A. Behrens	American National Employees Retirement Plan	14.0	$345,789	$0
	ANICO Nonqualified Retirement Plan for Certain Salaried Employees	14.0	$824,725	$0
John J. Dunn, Jr.	American National Employees Retirement Plan	2.33	$81,677	$0
	ANICO Nonqualified Retirement Plan for Certain Salaried Employees	2.33	$73,924	$0

Column (a) – Plan Name. This column identifies the pension plans in which each Named Executive Officer participates. Further information regarding each plan is provided below in this section.

Column (b) – Number of Years of Credited Service. This column represents the number of years of service that are used to calculate the Named Executive Officer’s benefit under each plan, as of December 31, 2012.

Column (c) – Present Value of Accumulated Benefit. The present value of the accumulated benefit under each plan is calculated using the December 31, 2012 FASB ASC 715 disclosure assumptions as follows: (a) discount rate of 3.72%, (b) 1994 Group Annuity Mortality table, and (c) the calculated present value at age 65 is discounted with interest only to the current age. Since 2007, Mr. Ferdinandtsen, based on his age, has elected to receive a lump sum distribution of all prior accrued benefits under the American National Employees Retirement Plan. The present value of his accumulated benefit for such plan shown above, therefore, represents only benefits accrued during 2012. For 2012, some of our Named Executive Officers, including Mr. Moody, experienced an increase in accrued pension benefits greater than in some prior years as a result of the current lower interest rate environment and the effect of such rates on the pension calculations. The interest rate used in this calculation was determined by the plans’ enrolled actuary and reflects the current low interest rate environment. No part of any increase in accrued benefits is the result of a decision to increase pay.

Column (d) – Payments During Last Fiscal Year. This column represents in-service distributions of benefits paid from the plans shown. The amount of such distributions was determined according to the terms of the plan for a life payout.

American National Employees Retirement Plan (the “Qualified Plan”). The Qualified Plan covers substantially all employees and officers of American National Insurance Company and provides benefits based on the participant’s years of service and compensation. The monthly benefit payable under the plan at normal retirement age (usually age 65) equals:

•	1.667 % of the employee’s final average pay times years of service (up to 35 years),

•	Less a “Social Security offset” amount equal to 0.7% (0.65% for Year of Birth after 1954) times the “Social Security covered pay”

For purposes of this calculation, “final average pay” is the average of the employee’s pay for the sixty consecutive months that produces the highest average (out of the prior ten years). Pay includes base salary, overtime, bonus incentives, stock dividends paid on restricted stock awards prior to the vesting of such awards, and gains on SAR exercises and vesting of restricted stock awarded before July 25, 2002. Pay does not include gains on SAR exercises and vesting of restricted stock or RSUs awarded on or after July 25, 2002, or other extraordinary items. In addition, “Social Security covered pay” is one-twelfth of the average of the Social Security wage bases for the thirty-five year period ending when the employee reaches Social Security retirement age. The wage base is the maximum amount of pay for a year for which Social Security taxes are paid. Social Security retirement age is between age 65 and 67, depending on the employee’s date of birth.

The benefit formula determines the employee’s monthly benefit as a life annuity (that is, monthly payments until the employee dies). Unless special IRS rules apply, benefits are not paid before employment ends, or age 70  1/2 if sooner and if elected by the employee.

Instead of taking a life annuity, the employee may elect to receive:

•	a 50%, 66 2/3%, 75% or 100% joint and survivor annuity (the employee receives a smaller benefit for life, and the employee’s designated survivor receives a benefit of 50%, 66 2/3%, 75% or 100% of the reduced amount for life), or

•	a 10, 15 or 20 year period certain and life annuity benefit (the employee receives a smaller benefit for life and, if the employee dies before the selected period, the employee’s designated survivor receives the reduced amount until the end of the period), or

•	a lump sum benefit, if eligible under the plan (most management/professional employees would be).

If an employee chooses one of these benefit options, the plan actuary uses the interest rate assumptions and mortality tables specified in the plan to adjust the benefit so it has the same value as the life annuity, as determined on an actuarial basis.

An employee whose employment ends before age 65 may begin benefit payments as early as age 55, if the employee had at least twenty years of vesting service; however, benefits may not begin before employment terminates. The plan actuary reduces this “vested” benefit below the level of the age 65 benefit to account for early commencement, so the benefit remains the actuarial equivalent of a benefit beginning at age 65.

If an employee retires after age 55 with at least twenty years of service, the employee may take an “early retirement” benefit, beginning immediately after employment ends. Mr. Pozzi and Mr. Ostergren are eligible for early retirement. The early retirement benefit is based on the pension plan formula. The benefit is reduced below the level of the age 65 benefit, similar in magnitude to the reductions Social Security exacts for early commencement. Mr. Moody and Mr. Ferdinandtsen are over 70  1/2 and are receiving in-service retirement benefits. Because Mr. Ferdinandtsen remains employed as Vice Chairman of the Board, he is not considered retired for Qualified Plan purposes.

ANICO Nonqualified Retirement Plan for Certain Salaried Employees and the ANICO Nonqualified Retirement Plan (together, the “Excess Benefit Plans”). Benefits under the Qualified Plan are limited by the Code. Our Board of Directors believes we should pay our employees the total pension benefit they have earned, without imposing these Code limits. Therefore, like many large companies, we have nonqualified “excess” benefit plans that make up the difference between the benefit determined under the Qualified Plan formula, without applying these limits, and the benefit actually payable under the Qualified Plan, taking these limits into account. To the extent that any individual’s annual retirement income benefit exceeds the maximum amount payable from the Qualified Plan, it is paid from one of the Excess Benefit Plans, provided the individual is covered by one of such plans. Payment is made from our general assets and not from the assets of the Qualified Plan.

Mr. Moody and Mr. Ferdinandtsen are the only Named Executive Officers who are participants in the ANICO Nonqualified Retirement Plan. As participants in the ANICO Nonqualified Retirement Plan, Mr. Moody and Mr. Ferdinandtsen are provided benefits not provided to the other Named Executive Officers under the ANICO Nonqualified Retirement Plan for Certain Salaried Employees. Such benefits are a higher maximum on years of service counted for benefit service (45 years for these two individuals versus 35 years for other plan participants) which could potentially increase benefits by as much as 28.5%; a guarantee of benefit continuation for 21 years after retirement benefits commence, in the event of death during that period; inclusion of service on our Board of Directors or service with a company acquired by us for pension benefit purposes; and the right to receive retirement benefits beginning at age 65 while in service as our employee, in lieu of an actuarially enhanced benefit deferred until the actual service termination date.

If an employee retires after age 55 with at least twenty years of service, the employee may take an “early retirement” benefit, beginning immediately after employment ends. Mr. Pozzi and Mr. Ostergren are eligible for early retirement under the Excess Benefit Plan in which they participates. The early retirement benefit is based on the pension plan formula. The benefit is reduced below the level of the age 65 benefit, similar in magnitude to the reductions Social Security exacts for early commencement. Mr. Moody and Mr. Ferdinandtsen are over 70  1/2 and are receiving in-service retirement benefits from the Excess Benefit Plan in which they participate. Because Mr. Ferdinandtsen remains employed as Vice Chairman of the Board, he is not considered retired for Excess Benefit Plan purposes.

Nonqualified Deferred Compensation

Directors of certain of our Farm Family subsidiaries are eligible to participate in the Farm Family Holdings, Inc. 409A Directors’ Deferred Compensation Plan (the “Current Farm Family Plan”), which became effective on January 1, 2005. Prior to the effectiveness of the Current Farm Family Plan, the Farm Family subsidiary directors were eligible to participate in the Farm Family Holdings, Inc. Directors’ Deferred Compensation Plan, which was frozen as of December 31, 2004 (the “Frozen Farm Family Plan”).

Mr. Ostergren is the only Named Executive Officer eligible to participate in such plans who has elected to participate. During 2012, Mr. Ostergren earned a total of $20,000 in compensation from the Farm Family insurance companies for his service as Chairman of the Board of each such company, which amount he elected to defer under the Current Farm Family Plan. We do not contribute any amounts to these plans other than amounts elected to be deferred by a director. There are no other nonqualified deferred compensation plans in which any Named Executive Officer participates.

Deferred compensation under both the Current Farm Family Plan and the Frozen Farm Family Plan accrues interest each month at the “Prime Rate” published in the “Money Rates” section of the Wall Street Journal on the first day of the calendar quarter containing such month. Under the Current Farm Family Plan, a director may elect to receive distributions from the plan only in a single lump sum. Under the Frozen Farm Family Plan, a director may elect to receive distributions from the plan in a lump sum or in five, ten or fifteen equal annual installments.

The following table provides information regarding Mr. Ostergren’s participation in the Current Farm Family Plan and the Frozen Farm Family Plan:

Plan	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year
Frozen Farm Family Plan	$0		$0	$6,286	$0	$196,850
Current Farm Family Plan	$20,000	(2)	$0	$7,078	$0	$232,534

(1)	These earnings are not above-market or preferential and thus are not reported in the Summary Compensation Table.
(2)	This amount is included in column (f) (All Other Compensation) of the Summary Compensation Table for Mr. Ostergren.

Potential Payments Upon Termination or Change in Control

We do not have employment contracts, severance agreements, salary continuation agreements or severance plans with the Named Executive Officers. This section describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive Officer’s employment had terminated on December 31, 2012, given each Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date, which was $68.29.

Restricted Stock and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, shares of restricted stock issued to Mr. Moody and Mr. Ferdinandtsen vest upon death, disability, or upon retirement with the consent of the Board of Directors. Such shares are forfeited upon other termination of employment. In addition, such shares vest upon a change of control of our company. For purposes of the 1999 Plan, a change of control occurs if (i) there is a change in ownership of our outstanding securities which causes any person other than The Moody Foundation to become the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of our outstanding securities then entitled to vote for the election of directors; (ii) the Board of Directors approves the sale of all or substantially all of our assets; or (iii) the Board of Directors approves any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of an event described in clause (i) above.

The aggregate market value of unvested restricted stock as of December 31, 2012 for Mr. Moody was $6,829,000 and for Mr. Ferdinandtsen was $2,731,600. The other Named Executive Officers had no restricted stock issued to them as of December 31, 2012. Because Mr. Ferdinandtsen remains employed as Vice Chairman of the Board, his unvested restricted stock did not vest upon his retirement as our President and Chief Operating Officer.

SARs and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, SARs vest upon death or retirement at or after attaining the age of 65. SARs are no longer exercisable in the event of any other termination of employment. In addition, all SARs vest immediately upon a change of control of our company. The events constituting a change of control are described immediately above under “Restricted Stock and Termination of Employment.”

Assuming a change of control of our company or a termination by reason of death or retirement on December 31, 2012, Messrs. Pozzi, Ostergren and Behrens would not have been entitled to receive any amounts upon the exercise of their SARs that were then exercisable, because the closing price of our Common Stock on such date was less than the exercise price of all SARs granted to them. Mr. Moody, Mr. Ferdinandtsen and Mr. Dunn had no SARs issued to them as of December 31, 2012.

RSUs and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, RSUs vest by converting to shares of our Common Stock on a one-for-one basis upon the officer’s death or disability or upon the officer’s retirement at or after attaining the age of 65. If the officer’s employment with us terminates for any other reason prior to the vesting of any RSUs, all of such RSUs are forfeited. In addition, all RSUs vest immediately upon a change of control of our company. The events constituting a change of control are described above under “Restricted Stock and Termination of Employment.” Because Mr. Ferdinandtsen remains employed as Vice Chairman of the Board, his outstanding RSUs did not vest upon his retirement as our President and Chief Operating Officer.

Assuming a change of control of our company or a termination by reason of death, retirement or disability on December 31, 2012, the RSUs issued to certain of our Named Executive Officers pursuant to our 2010 and 2011 Executive Incentive Compensation Programs would convert to shares of our Common Stock. As of such date, each of Named Executive Officers who received RSUs pursuant to such Executive Incentive Compensation Programs would have received the following number of shares of our Common Stock with the following market value:

Name	No. of Shares of Common Stock	Market Value
Robert L. Moody, Sr.	61,231	$4,181,465
G. Richard Ferdinandtsen	21,332	$1,456,762
James E. Pozzi	5,562	$379,829
Gregory V. Ostergren	1,426	$97,382
David A. Behrens	4,636	$316,592
John J. Dunn, Jr.	3,118	$212,928

Pension Benefits

The Pension Benefits table above describes the general terms of each pension plan in which the Named Executive Officers participate, the years of credited service, and the present value of accumulated benefits under these plans as of December 31, 2012. The following table describes the estimated benefits that would have been due to our Named Executive Officers under the Qualified Plan and under the Excess Benefit Plans in the event of any of such executive’s termination of employment as of December 31, 2012:

Qualified Plan

Name	Potential Payout on Retirement or Voluntary Termination 12/31/12 (a)	Potential Payout if Terminated Upon Disability 12/31/12 (b)	Potential Payout if Terminated Upon Death 12/31/12 (c)	Potential Payout if Terminated Involuntarily 12/31/12 (d)
Robert L. Moody, Sr.	$1,345,306	$1,345,306	$697,882	$1,345,306
G. Richard Ferdinandtsen	$53,485	$53,735	N/A	$53,735
James E. Pozzi	$1,434,594	$1,434,594	$1,479,597	$1,434,594
Gregory V. Ostergren	$764,657	$764,657	$1,075,161	$764,657
David A. Behrens	$345,789	$345,789	$873,167	$345,789
John J. Dunn, Jr.	$0	$81,677	$160,100	$0

Excess Benefit Plans

Name	Potential Payout on Retirement or Voluntary Termination 12/31/12 (a)	Potential Payout if Terminated Upon Disability 12/31/12 (b)	Potential Payout if Terminated Upon Death 12/31/12 (c)	Potential Payout if Terminated Involuntarily 12/31/12 (d)
Robert L. Moody, Sr.	$64,300,912	$64,300,912	$52,178,375	$64,300,912
G. Richard Ferdinandtsen	$15,540,785	$15,540,785	$12,257,605	$15,540,785
James E. Pozzi	$3,002,836	$3,002,836	$3,097,156	$3,097,156
Gregory V. Ostergren	$2,075,975	$2,075,975	$2,918,962	$2,918,926
David A. Behrens	$824,725	$824,725	$2,082,550	$2,082,550
John J. Dunn, Jr.	$0	$73,924	$144,907	$0

Column (a) – Potential Payout on Retirement or Voluntary Termination

This column shows the potential payout that would have been made upon the retirement or voluntary termination of each Named Executive Officer on December 31, 2012. The “potential payout” refers to the actuarial present value of the benefit payable. As explained in connection with the Pension Benefits table above, Mr. Moody and Mr. Ferdinandtsen are currently receiving in-service distributions under both the Qualified Plan and the Excess Benefit Plan, and Mr. Pozzi and Mr. Ostergren are currently eligible for early retirement under both the Qualified Plan and the Excess Benefit Plan. In the case of Mr. Moody and Mr. Ferdinandtsen, each of them would have been eligible to receive their accumulated benefit upon retirement or voluntary termination on December 31, 2012. Mr. Pozzi and Mr. Ostergren would have been eligible to receive the early retirement benefit disclosed in column (a). The early retirement benefit represents an actuarially reduced value of Mr. Pozzi’s and Mr. Ostergren’s accumulated benefits, calculated based upon a reduced percentage of their deferred benefits at age 65, as specified under the applicable plans, which percentage varies depending on the number of years of age prior to 65. At December 31, 2012, the applicable reduced percentage of deferred benefits for Mr. Pozzi was 81.5%, and the applicable reduced percentage of deferred benefits for Mr. Ostergren was 60.3%.

Column (b) – Potential Payout if Terminated Upon Disability

This column shows the potential payout that would have been made upon the disability of any of the Named Executive Officers on December 31, 2012. The “potential payout” refers to the actuarial present value of the benefit payable. In the event of total disability prior to age 65, no additional benefits become immediately payable, unless the individual is entitled to retirement at the time of disability. Otherwise, we will continue granting credited service from the date of disability to age 65 under the terms of the applicable plan for the duration of the disability. Total disability must be validated by approval for Social Security disability. Had the employment of Mr. Moody or Mr. Ferdinandtsen been terminated by disability on December 31, 2012, each would be entitled to his accumulated benefit. In the case of the disability of Mr. Pozzi or Mr. Ostergren on December 31, 2012, each would have been entitled to his early retirement benefit.

Column (c) – Potential Payout if Terminated Upon Death

This column shows the potential payout that would have been made upon the death of any of the Named Executive Officers on December 31, 2012. The “potential payout” refers to the actuarial present value of the benefit payable. This amount represents the value of a surviving spouse’s benefit as determined based upon a percentage of the accrued or projected benefit at age 65, as specified in the applicable plans. In the case of an individual who has already commenced receiving benefits under the plans, any surviving spouse’s benefit would be according to the form of payment elected at retirement. Mr. Moody and Mr. Ferdinandtsen have a guaranteed period of twenty-one years under the applicable Excess Benefit Plan that would provide a surviving spouse’s benefit based on the remaining portion of such period since benefit commencement. No payment under the Qualified Plan would have been available to Mr. Ferdinandtsen in the event of his death on December 31, 2012, as he elected to receive a lump sum distribution of all prior accrued benefits under such plan in 2007. In the event of death prior to retirement, a pension is available for the surviving spouse for the life of the spouse that would be at most 75% of the Named Executive Officer’s projected monthly pension at age 65. Eligibility for this death benefit requires that the executive have been at least age 45 at the time of death and have age plus years of service equal to at least 55.

Column (d) – Potential Payout if Terminated Involuntarily

This column shows the potential payout that would have been made upon the involuntary termination of any the Named Executive Officers on December 31, 2012. The “potential payout” refers to the actuarial present value of the benefit payable. Please see the explanation provided above in connection with Column A – Potential Payout on Retirement or Voluntary Termination. No special benefits are triggered by involuntary termination.

Director Compensation

The following table has information about the 2012 compensation of our non-employee directors and advisory directors.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	All Other Compensation (c)	Total
Directors
Arthur O. Dummer	$57,500	$53,768	$39,285	$150,553
Shelby M. Elliott	$55,000	$53,768	$35,312	$144,080
Russell S. Moody	$47,000	$53,768	$16,750	$117,518
William L. Moody, IV	$47,000	$53,768	$17,809	$118,577
Frances A. Moody-Dahlberg	$47,000	$53,768	$123,156	$223,923
Frank P. Williamson	$65,500	$53,768	$31,656	$150,924
James D. Yarbrough	$63,000	$53,768	$68,519	$185,287
Advisory Directors
Irwin M. Herz, Jr.	$47,000	$53,768	$68,733	$169,501
R. Eugene Lucas	$47,000	$53,768	$17,125	$117,893
E. Douglas McLeod	$47,000	$53,768	$24,250	$125,018
Robert L. Moody, Jr.*	$47,000	$53,768	$57,352	$158,120

*	Please see the section below entitled “Certain Relationships and Related Transactions” for a discussion of agent-related compensation paid to Robert L. Moody, Jr., primarily through his wholly-owned insurance agency, Moody Insurance Group, Inc.

Column (a) – Fees Earned or Paid in Cash. Based on the recommendation of Cook & Co., the Compensation Committee’s independent compensation consultant, we increased the cash compensation of our directors and advisory directors during 2012. We pay such compensation only to those directors who are not our employees. Effective May 1, 2012, such directors and our advisory directors each receive a $40,000 annual retainer, plus $1,500 per meeting attended, compared to a $35,000 annual retainer and $1,250 per meeting fee in 2011. Such directors also receive $1,250 for each Executive Committee meeting attended. Effective May 1, 2012, members of the Compensation Committee and Nominating Committee receive a new $2,000 annual retainer per committee, plus $1,000 per meeting attended, compared to a $500 per meeting fee for 2011. Also effective as of May 1, 2012, members of the Audit Committee receive a new $4,000 annual retainer, plus $1,500 per meeting attended, compared to a $1,000 per meeting fee in 2011. Members of the Audit and Compensation Committees do not receive a per committee meeting fee for single-item agenda meetings, which are generally held by telephone conference, that arise between regularly scheduled meetings. Directors may elect to defer their compensation, with interest accrued at the Wall Street Journal prime rate published on the first business day of each quarter. We do not provide any above-market or preferential earnings rates on compensation that is deferred.

Column (b) – Stock Awards. On March 1, 2012, we awarded each of our directors and advisor directors 750 RSUs. The amount shown represents the grant date fair value of such awards calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, based on a closing stock price at the grant date of $71.69. These RSUs vest in three equal annual installments, beginning on March 1, 2013, or upon an individual’s earlier retirement, death or disability. Upon vesting, each director or advisory director will receive a number of shares of our Common Stock equal to the number of RSUs that have vested.

Column (c) – All Other Compensation. These amounts include the following:

All Other Compensation Table – Directors and Advisory Directors

Name	Restricted Stock Dividends	Perquisites		Subsidiary Director Fees	Total
Directors
Arthur O. Dummer	$14,374	$24,911	(1)(2)	$0	$39,285
Shelby M. Elliott	$14,374	$20,938	(1)(2)	$0	$35,312
Russell S. Moody	$15,400	$1,350	(2)	$0	$16,750
William L. Moody, IV	$15,400	$2,409	(2)	$0	$17,809
Frances A. Moody-Dahlberg	$15,400	$107,756	(1)(2)	$0	$123,156	(3)
Frank P. Williamson	$14,374	$14,782	(1)	$2,500	$31,656
James D. Yarbrough	$15,400	$49,619	(1)(2)	$3,500	$68,519

Name	Restricted Stock Dividends		Perquisites		Subsidiary Director Fees	Total
Advisory Directors
Irwin M. Herz, Jr.	$15,400		$45,333	(1)(2)	$8,000	$68,733
R. Eugene Lucas	$15,400		$225	(2)	$1,500	$17,125
E. Douglas McLeod	$15,400		$6,850	(1)	$2,000	$24,250
Robert L. Moody, Jr.	$4,106	(4)	$51,746	(1) (2)(5)	$1,500	$57,352

(1)

This amount includes a medical reimbursement plan benefit. We provide a medical reimbursement plan designed to reimburse certain medical expenses that are not covered by an underlying insurance policy for the benefit of (1) directors who are not current or former common law employees, (2) retired directors who have at least twenty (20) years of service who are not current or former common law employees, (3) designated consultants who are not current or former common law employees, (4) advisory directors who are not current or former common law employees, and (5) the spouses and any dependents of the foregoing. The amounts of such benefit during 2012 with respect to James D. Yarbrough, Frances A. Moody-Dahlberg, Irwin M. Herz, Jr., and Robert L. Moody, Jr. were $44,386, $100,000, $39,286, and $38,199, respectively. The amount of such benefit to the other directors and advisory directors did not exceed thresholds for specific numerical disclosure under applicable proxy disclosure rules, although the value of such benefit is included in the Perquisites column.

(2)	Includes guest travel, lodging, leisure activities, and food and beverage at our business conferences or other events.
(3)	Ms. Moody-Dahlberg also received $12,000 during 2012 for serving as Charitable Donations Request Coordinator for the Company.
(4)

Moody Insurance Group, Inc., a company owned by Mr. Moody, was previously awarded shares of our restricted stock as a Company consultant. Dividends on such shares are included in amounts reported in the “Certain Relationships and Related Transactions” section below.

(5)	Includes personal use of a yacht owned by a Company subsidiary.

Compensation Committee Interlocks and Insider Participation

No member of the Board Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had a relationship with us requiring disclosure under Regulation S-K Item 404. During the past fiscal year, no executive officer of the Company served as a member of the Board of Directors or compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on our Board Compensation Committee. Robert L. Moody, Sr., our Chairman and Chief Executive Officer, serves as a director of Gal-Tex Hotel Corporation, 34% of which is owned by the Moody Foundation and 50.2% of which is owned by the Libbie Shearn Moody Trust. R. Eugene Lucas, the President of Gal-Tex Hotel Corporation, serves as one of our advisory directors. During the past fiscal year, no other executive officer of the Company served as a member of the compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a member of our Board of Directors. Certain transactions between us and Gal-Tex Hotel Corporation are discussed in the section that follows.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships existing since the beginning of fiscal year 2012 between us and certain related parties.

Mortgage Loans to Gal-Tex Hotel Corporation: The Moody Foundation and the Libbie Shearn Moody Trust own 34% and 50.2%, respectively, of Gal-Tex Hotel Corporation (“Gal-Tex”). As of December 31, 2012, we held a first mortgage loan issued to Gal-Tex secured by hotel property in San Antonio, Texas. This loan was originated in 1999, had a balance of $8,889,621 as of December 31, 2012, has a current interest rate of 7.25%, and has a final maturity date of April 1, 2019. During 2012, Gal-Tex paid $1,067,748 in principal and $686,892 in interest with respect to this loan, which is current as to principal and interest payments. The largest principal amount outstanding during 2012 with respect to such loan was $9,871,308.

Management Contracts with Gal-Tex Hotel Corporation: We have entered into management contracts with a subsidiary of Gal-Tex for the management of a hotel and adjacent fitness center owned by us. During our fiscal year ended December 31, 2012, we paid Gal-Tex $185,514 and $97,695, respectively, for services rendered under such contracts for these two facilities. Both of such contracts are terminable by us upon thirty days’ prior written notice.

Transactions with Robert L. Moody, Jr.: Robert L. Moody, Jr. (“RLM Jr.”), one of our advisory directors, is the son of our Chairman and Chief Executive Officer and brother of two of our directors. RLM Jr., mainly through his wholly-owned insurance agency, Moody Insurance Group, Inc. (“MIG”), has entered into a number of agency agreements with us and some of our subsidiaries. In 2012, total commissions paid under such agency contracts, primarily from the marketing of health insurance products, were $692,782. We have entered into a Consulting and Special Marketing Agreement with MIG concerning development and marketing of new products. During 2012, we paid compensation of $117,040 under this agreement and a predecessor agreement. In addition to consulting fees, such amount includes dividends on shares of our Restricted Stock granted to MIG as a consultant. We also entered into a National Marketing Director’s Contract with MIG in 1994, which gave MIG the exclusive right to sell annuities in the financial institutions market. In a subsequent restructuring of such contract, MIG gave up such exclusive right, and we assumed all responsibilities for sales and service in such market. During 2012, MIG received $1,323,428 in commissions under such restructured contract. As agreed by us and certain of our subsidiaries, MIG markets products of unrelated companies through certain of our agents. MIG receives commissions from the companies issuing such products. In 1994, MIG provided brokerage and business development services to an unrelated marketing company which has had a marketing agreement with us since such time. MIG has advised us that, during 2012, commissions received from such marketing company related to sales of our products aggregated $74,394. We entered into an agreement with MIG in 2006 pursuant to which our Systems Planning and Computing division provides certain software and related computer services to MIG and its agents in connection with sales of health insurance products issued by one of our subsidiaries. MIG paid us $280 for such services during 2012, based on the same rates charged to our internal departments.

Transactions with Moody National Bank: We and some of our subsidiaries have entered into various depository, custodian and safekeeping arrangements with Moody National Bank in the ordinary course of our business. In addition, American National Registered Investment Advisor, Inc. (“ANRIA”), a registered investment advisor subsidiary of ours, provides investment management services to certain accounts maintained by others at the Trust Department of Moody National Bank. For such services, Moody National Bank compensates ANRIA from the fees the bank receives for its services as custodian, trustee or other agent of such accounts. During 2012, Moody National Bank paid ANRIA $366,237 in fees for such services.

Health Insurance Contracts with Certain Affiliates: Our Merit Plan is insured by National Western Life Insurance Company (“National Western”). Further information regarding the Merit Plan is provided above in connection with the All Other Compensation Table – Named Executives. Robert L. Moody, Sr., our Chairman of the Board and Chief Executive Officer, is also the Chairman of the Board, Chief Executive Officer, and controlling stockholder of National Western. During 2012, we paid National Western $1,554,332 in premium and fees with respect to the Merit Plan. In addition, we insure substantially similar plans offered by National Western, Gal-Tex, and The Moody Foundation to certain of their officers. During 2012, National Western, Gal-Tex, and The Moody Foundation paid us premium and fees with respect to such plans in the amounts of $190,764; $105,545; and $114,521, respectively. We also insure The Moody Foundation’s basic health insurance plan, for which we received $191,929 in premium during 2012.

Transactions with Greer, Herz & Adams, L.L.P.: Irwin M. Herz, Jr. is an advisory director of ours and a Partner with Greer, Herz & Adams, L.L.P. which serves as our General Counsel. In the fiscal year ended December 31, 2012, Greer, Herz & Adams, L.L.P. received approximately $7,610,000 in legal fees and reimbursements of expenses in connection with its services as our General Counsel. We also furnished offices, telephones and the use of certain office decorations to the law firm, the value of which was credited against additional fees due to such firm.

Other Family Relationships: E. Vince Matthews III, a step-son of Robert L. Moody, Sr., is a director of a mutual insurer managed by us and an advisory director of one of our subsidiaries. He is also employed as one of our officers, for which he received total compensation during 2012, including under our Merit Plan for officers, in excess of $175,000, but less than $200,000.

Procedure for Review, Approval or Ratification of Related Persons Transactions

The Audit Committee reviews, approves or ratifies any related party transactions in which we do or will have an amount involved exceeding $120,000 and a related person has or will have a direct or indirect material interest. The Audit Committee will approve or ratify the transaction only if it determines that the transaction is in our best interests. In considering the transaction, the Audit Committee will consider all relevant factors, including (as applicable) the business rationale for entering into the transaction; the alternatives to entering into the transaction; whether the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party; and the overall fairness of the transaction to us. We have not adopted formal written procedures for the review of related party transactions. Rather, we are guided by the corporate governance rules of the NASDAQ, the requirements of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”), and other SEC guidance on related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers, and any persons holding more than ten percent of our Common Stock are required to report their initial ownership of our Common Stock and other equity securities and any subsequent changes in that ownership to the SEC and to submit copies of these reports to the Company. During the fiscal year ended December 31, 2012, Bernard S. Gerwel inadvertently failed to file a Form 5 to report the acquisition by dividend reinvestment of a total of 0.4835 shares in three transactions, which acquisitions were subsequently reported in a Form 5 filed on January 29, 2013. Dr. Shelby Elliott inadvertently filed one Form 4 two days late with respect to the purchase of 696 shares. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and the written representations of such reporting persons, during the fiscal year ended December 31, 2012, all other required Section 16(a) filings applicable to our directors, executive officers, and greater than ten percent beneficial owners were timely and correctly made.

PROPOSAL 2.

RATIFICATION OF AUDITORS FOR 2013

Our Board Audit Committee has selected KPMG LLP, a firm of independent public accountants (“KPMG”) to serve as our independent registered public accounting firm to examine our consolidated financial statements for the year ending December 31, 2013. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG as our principal independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.

KPMG served as the Company’s principal independent registered public accounting firm for its fiscal year ended December 31, 2012. During the Company’s fiscal year ended December 31, 2012, such firm performed audit services and tax consulting services for the Company. KPMG has advised the Company that neither it nor any of its partners has any material financial interest in, or any connection (other than as independent auditors) with the Company.

Fees Paid to KPMG

Audit Fees: During the years ended December 31, 2012 and 2011, the aggregate fees billed by KPMG for the audit of the Company’s consolidated financial statements and insurance company statutory financial statements, review of our interim financial statements, and review of our systems of internal control over financial reporting were $3,466,338 and $3,192,000, respectively.

Audit-Related Fees: During the year ended December 31, 2012, the aggregate fees billed by KPMG for performing assurance or related services that were related to the performance of the audit or review of our financial statements but were not reportable as Audit Fees were $178,425. KPMG did not perform any such services during the year ended December 31, 2011.

Tax Fees: During the years ended December 31, 2012 and 2011, the aggregate fees billed by KPMG for tax compliance, tax advice and tax planning services were $851,814 and $936,000, respectively. Such fees related to professional services for review of tax returns of the Company and certain subsidiaries, as well as tax research services related to tax return compliance.

All Other Fees: During the years ended December 31, 2012 and 2011, there were no fees paid to KPMG for services not reportable as Audit Fees, Audit-Related Fees or Tax Fees.

The services provided by KPMG described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, were approved by the Audit Committee according to Rule 2-01(c)(7)(i)(C) of Regulation S-X. The Audit Committee has determined the rendering of the above-mentioned non-audit services by KPMG was compatible with maintaining KPMG’s independence.

Pre-Approval of Audit, Audit-Related, Tax and Non-Audit Services

The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and the Charter of the Audit Committee. The committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are presented to the full Committee at its next scheduled meeting.

Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Board Recommendation: The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as our auditors for 2013.

AUDIT COMMITTEE REPORT

As of the date of this proxy statement, the Audit Committee of the Board of Directors is comprised of three directors: Arthur O. Dummer, who currently serves as Committee Chairman, James D. Yarbrough, and Frank P. Williamson.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2012 with Company management and KPMG LLP (“KPMG”), the independent auditors. The Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with KPMG any relationships which might impair the firm’s independence from management and the Company, and satisfied itself as to the auditor’s independence. The Audit Committee reviewed and discussed with KPMG all communications required by auditing standards generally accepted in the United States of America, including AU-C Section 260, The Auditor’s Communication with Those Charged with Governance.

Based upon these reviews and discussions, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Submitted by the Audit Committee:

Arthur O. Dummer, Chairman
James D. Yarbrough
Frank P. Williamson

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented for consideration at the 2014 Annual Meeting of Stockholders and to be included in our Proxy Statement for such meeting must be in proper form and received by our Secretary at our principal executive offices by the close of business on December 2, 2013. We recommend that a proponent submit any proposal by Certified Mail, Return Receipt Requested and that all proposals should be sent to the attention of the Secretary. If the date of the 2014 Annual Meeting is changed by more than thirty days from the date of the 2013 Annual Meeting, the deadline for submitting proposals to be included in the 2014 proxy statement is a reasonable time before the Company begins to print and mail its proxy materials for the 2014 Annual Meeting.

Stockholder proposals submitted outside of the procedure set forth above, which will not be included in our Proxy Statement, including nominations for directors, must be mailed to American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, ATTN: Secretary, and must be received by the Secretary no later than February 15, 2014. If the proposal is received after that date, our proxy for the 2014 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2014 Annual Meeting.

Nothing in this section shall be deemed to require us to permit presentation of a stockholder proposal or include in our proxy materials relating to our 2014 Annual Meeting any stockholder proposal that does not meet all of the requirements for such presentation or inclusion contained in our Bylaws and/or state and federal securities laws and regulations in effect at that time.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012, and the financial statements and schedules thereto, accompanies this proxy statement. Upon written request and payment of copying costs, the exhibits to the Form 10-K will be furnished. These written requests should be directed to the Company’s Secretary, American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, telephone (409) 766-6537.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless one or more of the stockholders has provided contrary instructions. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by calling or writing us at the following address or telephone number: Secretary, American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, telephone (409) 766-6537.

Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics applies to all directors, officers and employees of our Company and is available through a link provided on our website at www.anico.com/InvestorRelations/CorporateGovernance/index.htm. A printed copy will be provided to any person free of charge upon request made to the Company’s Secretary at the address shown on page 1. Any amendments to the Code of Business Conduct and Ethics and any waivers granted under the Code of Business Conduct and Ethics to our directors or executive officers will be disclosed on a Form 8-K filed with the SEC.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the full Board of Directors by writing to the Board or a specific director or directors in care of the Company’s Secretary at the address shown on page 1, by facsimile transmission to (409) 766-6803, or by e-mail to mark.flippin@anico.com. All such communications will be forwarded to the Board, as specified.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Exchange Act of 1934, as amended, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.

OTHER MATTERS

The Board of Directors knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

J. Mark Flippin, Secretary

Galveston, Texas

April 1, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold 01 - Robert L Moody 02 - James E. Pozzi 03 - Frances A. Moody-Dahlberg 04 - Russell S. Moody 05 - William L Moody, IV 06 - James D. Yarbrough 07 - Arthur O.Dummer 08 - Dr. Shelby M. Elliott 09 - Frank P. Williamson For Against Abstain 2. Ratif cation of the appointment of KPMG LLP as auditors 3. In accordance with their best judgment upon all other for 2013. matters which may properly come before the meeting. 0 Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below, Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 9 1 B V ANAT1 + 159598_Company BLanks Proxy Commoii/000030/000030/J

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. V Proxy — American National Insurance Company Proxy for Annual Meeting April 26, 2013. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Robert L, Moody and James E. Pozzi, or either of them, as lawful attorneys and proxies of the undersigned with full powers of substitution and appointment, for and in the name, place and siead of the undersigned to act for and to vote all of the shares of Common Stock of American National Insurance Company (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting to be held in the Mary Moody Northen Auditorium of the American National Insurance Company Building, One Moody Plaza, Galveston, Texas, at 10:00 a.m., Local Time, on April 26, 2013 and at any and every adjournment thereof, and there to vote. Proxy materials are available on-line at: https://materials.proxyvote.com/028591 (Continued and to be marked, dated and signed, on the other side)